Exhibit 2.3

 Execution Version

Purchase and Sale Agreement

Dated September 13, 2023,

By and Between

Tall City Property Holdings III LLC and

Tall City Operations III LLC

collectively, as Seller,

And

Vital Energy, Inc.

as Buyer

Table of Contents

Page

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		27
2.01	Assets	27
2.02	Purchase Price; Deposit Amount	27
2.03	Closing; Preliminary Settlement Statement	28
2.04	Closing Obligations	28
2.05	Allocations and Adjustments	30
2.06	Assumption	35
2.07	Allocation of Purchase Price	37
2.08	Withholding	37
2.09	Adjustments to Prevent Dilution	38

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		38
3.01	Organization and Good Standing	38
3.02	Authority; No Conflict	38
3.03	Bankruptcy	39
3.04	Taxes	39
3.05	Legal Proceedings	40
3.06	Brokers	40
3.07	Compliance with Legal Requirements	40
3.08	Prepayments for Production	40
3.09	Imbalances	40
3.10	Material Contracts	41
3.11	Consents and Preferential Purchase Rights	42
3.12	Current Commitments	42
3.13	Non-Consent Operations	43
3.14	Environmental Laws	43
3.15	Wells	43
3.16	Leases	44
3.17	Equipment and Personal Property	44
3.18	Rights-of-Way	44
3.19	Royalties	45
3.20	Suspense Funds	45
3.21	Permits	45
3.22	Credit Support Obligations	45
3.23	No Other Assets	45
3.24	Operatorship	45
3.25	Labor and Employment	46
3.26	Benefit Plans	46
3.27	Investment Intent; Accredited Investor	46
3.28	Independent Evaluation	47
3.29	Financial Statements; No Liabilities	47
3.30	Disclosures with Multiple Applicability; Materiality; Schedule Supplements; Seller’s Acknowledgement	48

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		49
4.01	Organization and Good Standing	49
4.02	Authority; No Conflict	49
4.03	Certain Proceedings	50
4.04	Knowledgeable Investor	50
4.05	Qualification	50
4.06	Brokers	50
4.07	Financial Ability	50
4.08	Securities Laws	51
4.09	Due Diligence	51
4.10	Basis of Buyer’s Decision	51
4.11	Business Use, Bargaining Position	51
4.12	Bankruptcy	52
4.13	Capitalization	52
4.14	Valid Issuance	53
4.15	SEC Documents; Financial Statements; No Liabilities	53
4.16	Investment Company	54
4.17	Internal Controls; Listing Exchange	54
4.18	No Stockholder Approval	55
4.19	Form S-3	55

ARTICLE 5 COVENANTS OF SELLER		55
5.01	Access and Investigation	55
5.02	Conduct of Business	58
5.03	Consent and Waiver	60
5.04	Successor Operator	60

ARTICLE 6 OTHER COVENANTS		61
6.01	Notification and Cure	61
6.02	Replacement of Insurance, Bonds, Letters of Credit and Guaranties	61
6.03	Governmental Reviews	62
6.04	Satisfaction of Conditions	63
6.05	Financial Information	63
6.06	NYSE Listing	66
6.07	Conduct of Buyer	66
6.08	Certain Taxes	66

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		66
7.01	Accuracy of Representations	66
7.02	Seller’s Performance	67
7.03	No Orders	67
7.04	HSR	67
7.05	Title and Environmental Defects; Consents; Preferential Purchase Rights; Excluded Assets and Casualty Loss	67
7.06	Closing Deliverables	67

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	67
8.01	Accuracy of Representations	67
8.02	Buyer’s Performance	67
8.03	No Orders	67
8.04	HSR	67
8.05	Title and Environmental Defects; Consents; Preferential Purchase Rights; Excluded Assets and Casualty Loss	68
8.06	Closing Deliverables	68

ARTICLE 9 TERMINATION	68
9.01	Termination Events	68
9.02	Effect of Termination; Distribution of the Deposit Amount	69
9.03	Return of Records Upon Termination	71

ARTICLE 10 INDEMNIFICATION; REMEDIES	71
10.01	Survival	71
10.02	Indemnification and Payment of Damages by Seller	72
10.03	Indemnification and Payment of Damages by Buyer	73
10.04	Indemnity Net of Insurance; Subrogation	74
10.05	Limitations on Liability	74
10.06	Procedure for Indemnification – Third Party Claims	74
10.07	Procedure for Indemnification – Other Claims	76
10.08	Indemnification of Group Members	76
10.09	Extent of Representations and Warranties	76
10.10	Compliance With Express Negligence Test	77
10.11	Limitations of Liability	77
10.12	No Duplication	78
10.13	Disclaimer of Application of Anti-Indemnity Statutes	78
10.14	Waiver of Right to Rescission or Modify	78
10.15	Disclaimer of Reliance on Seller’s Methodologies	78
10.16	Seller Materiality Scrape	78
10.17	Indemnity Holdback	78
10.18	Tax Treatment of Indemnification Payments	81

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	81
11.01	Preferential Purchase Rights	81
11.02	Consents	82
11.03	Title Defects	83
11.04	Title Defect Value	83
11.05	Seller’s Cure or Contest of Title Defects	84
11.06	Limitations on Adjustments for Title Defects	85

11.07	Title Benefits	86
11.08	Exclusive Remedies	88
11.09	Environmental Defect Notice	88
11.10	Seller’s Exclusion, Cure or Contest of Environmental Defects	88
11.11	Limitations	90
11.12	Exclusive Remedies	90
11.13	Casualty Loss and Condemnation	90
11.14	Expert Proceedings	91

ARTICLE 12 EMPLOYEE MATTERS		93
12.01	Seller Compensation and Benefit Plans	93
12.02	Available Employees’ Offers and Post-Closing Date Employment	93
12.03	Post-Closing Date Employment Claims	94
12.04	WARN Act	94
12.05	OSHA Records	95
12.06	No Third Party Beneficiary Rights	95

ARTICLE 13 GENERAL PROVISIONS		95
13.01	Records	95
13.02	Expenses	95
13.03	Notices	98
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	100
13.05	Further Assurances	100
13.06	Waiver	101
13.07	Entire Agreement and Modification	101
13.08	Assignments, Successors and No Third Party Rights	101
13.09	Severability	102
13.10	Article and Section Headings, Construction	102
13.11	Counterparts	103
13.12	Press Release, News Media and External Statements	103
13.13	Confidentiality	103
13.14	Name Change	104
13.15	Preparation of Agreement	104
13.16	Appendices, Exhibits and Schedules	104
13.17	No Recourse	104
13.18	Specific Performance	105

APPENDICES, EXHIBITS AND SCHEDULES

Exhibit A	Target Area
Exhibit A-1	Leases
Exhibit A-2	DSUs
Exhibit A-3	Fee Minerals
Exhibit B	Wells
Exhibit C	Form of Assignment and Bill of Sale
Exhibit D	Excluded Assets
Exhibit E-1	Form of Closing Certificate (Seller)
Exhibit E-2	Form of Closing Certificate (Buyer)
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Registration Rights Agreement
Schedule PE	Permitted Encumbrances
Schedule 2.07	Allocation of Purchase Price
Schedule 3.05	Legal Proceedings
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.08	Prepayments for Production
Schedule 3.09	Imbalances
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Material Contracts Breach or Default
Schedule 3.11(a)	Consents
Schedule 3.11(b)	Preferential Purchase Rights
Schedule 3.12	Current Commitments
Schedule 3.13	Non-Consent Operations
Schedule 3.14	Environmental Laws
Schedule 3.15(a)	Wells
Schedule 3.15(b)	Payout Balances
Schedule 3.15(c)	P&A Wells
Schedule 3.16(b)	Lease Drilling Commitment
Schedule 3.16(c)	Lease Primary Term Dates
Schedule 3.18	Rights of Way
Schedule 3.19	Royalties
Schedule 3.20	Suspense Funds
Schedule 3.21	Permits
Schedule 3.22	Credit Support Obligations
Schedule 3.26	Benefit Plans
Schedule 3.29(b)	Financial Statements
Schedule 3.29(c)	Outstanding Liabilities
Schedule 3.30(b)	Information
Schedule 4.13(c)	Outstanding Interests
Schedule 5.02	Conduct of Business
Schedule 6.02(a)	Replacement Bonds, Letters of Credit and Guaranties
Schedule 6.07(a)(i)	Changes to Buyer’s Organizational Documents

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 13, 2023 (the “Execution Date”), by and between Tall City Property Holdings III LLC, a Delaware limited liability company (“TCPH”), and Tall City Operations III LLC, a Delaware limited liability company (“TCO” and together with TCPH, collectively, “Seller”), and Vital Energy, Inc., a Delaware corporation (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms in this Agreement.

AGREEMENT

For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 2.05(e).

“Adjusted Cash Purchase Price” – as defined in Section 2.05(d).

“Adjusted Equity Purchase Price” – as defined in Section 2.05(d).

“Adjusted Equity Purchase Price Threshold” – as defined in Section 2.05(d).

“Adjusted Purchase Price” – the sum of (a) the Adjusted Cash Purchase Price and (b) the Adjusted Equity Purchase Price.

“AFEs” – as defined in Section 3.12.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. Notwithstanding anything contained in this Agreement to the contrary, except with respect to Section 13.17, Warburg, any portfolio company of any fund managed by Warburg (other than Tall City Exploration III LLC and its subsidiaries), and any of their respective investors, general partners and any of their respective Affiliates shall not constitute an Affiliate of Seller. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Environmental Defect Value” – as defined in Section 11.11.

“Aggregate Title Defect Value” – as defined in Section 11.06.

“Agreement” – as defined in the preamble to this Agreement.

“Allocated Values” – the values assigned among the DSUs and Wells as set forth on Schedule 2.07.

“Antitrust Law” – the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“Applicable Contracts” – all written Contracts to which Seller or any of its Affiliates is a party or is bound that relate to any of the Assets that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; participation agreements; exploration agreements; development agreements; unit operating agreements; surface use or access agreements; joint venture agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease) and Contracts relating to the Excluded Assets.

“Arbitration Notice” – as defined in Section 9.01

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets”– all of Seller’s right, title and interest in, to and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)               all oil and gas leases and subleases located in the Target Area, including the oil and gas leases and subleases described in Exhibit A-1, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases on Exhibit A-1 (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);

(b)               all fee mineral interests, lessor royalties, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, record title interests and all other Royalties and interests of any kind or character in Hydrocarbons in place and, as applicable, the leasehold estates created thereby, in each case, located in the Target Area, including those rights and interests set forth on Exhibit A-3 (such interests, the “Fee Minerals”);

(c)               all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Fee Minerals or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(d)               all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used or held for use in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets (the “Rights of Way”);

(e)               any and all oil, gas, water, CO2, injection and disposal wells located on any of the Lands or Fee Minerals, whether producing, shut-in, plugged or abandoned (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(f)                all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that are used or held for use in connection therewith, including well equipment, casing, tubing, pumps, motors, batteries, meters, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, utility lines, pipelines, gathering systems associated with the Wells, pits, ponds, impoundments, manifolds, processing, separation and injection facilities, pads, structures, materials and other items of any kind or character used or held for use in the operation thereof (the “Equipment”);

(g)               all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(h)               all claims and causes of action to the extent attributable to the other Assets to the extent initially accruing from and after the Effective Time, or pertaining to the Assumed Obligations (but excluding any such claims or causes of actions to the extent pertaining to any Specified Obligations during the applicable survival period thereof);

(i)                all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time from and after the Effective Time;

(j)                 all buildings, offices, improvements, appurtenances, field offices and yards located on the Lands or Fee Minerals;

(k)                all indemnity rights, rights under any Applicable Contracts and all claims and rights of Seller against any Third Party, all claims, rights and interests of Seller or any Affiliate of Seller under any policy or agreement of insurance or indemnity agreement, any bond or security instrument or any insurance or condemnation proceeds or awards and all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits, in each case, solely to the extent related or attributable to the Assumed Obligations;

(l)                 all Imbalances relating to the Assets;

(m)              the Suspense Funds;

(n)               originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information, maps, drawings and data, whether written or electronically stored, to the extent relating to the Assets in Seller’s or its Affiliates’ possession or control, including: (i) land and title records (including prospect files, maps, surveys, lease records, abstracts of title, title opinions, title curative documents and evidence of rental payments); (ii) Applicable Contract files; (iii) correspondence (except for internal emails and text messages); (iv) non-privileged operations, environmental, engineering, production and accounting records and files; and (v) facility and well records, but excluding the Excluded Records (collectively, “Records”);

(o)               all Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) and upstream of the sales meter as of the Effective Time;

(p)               all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case to the extent such assets and licenses are (i) used or held for use in connection with the operation of the Properties, (ii) assignable (with consent (with Seller and its Affiliates obligated to use commercially reasonable efforts to obtain such consent, but shall not be required to incur any costs or undertake any liabilities with respect thereto), if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee) and (iii) located on the Property (the “Production Related IT Equipment”); and

(q)               to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee, provided that, Seller and its Affiliates shall otherwise use commercially reasonable efforts to obtain such consent, but shall not be required to incur any costs or undertake any liabilities with respect thereto), all data, core and fluid samples and other of Seller’s and its Affiliates’ proprietary and non-proprietary engineering, geophysical, geological or other seismic and related technical data and information (but excluding Seller’s and its Affiliates’ interpretations of such engineering, geophysical, geological or other seismic and related technical data and information), in each case relating to the Assets; and

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit C.

“Assumed Obligations” – as defined in Section 2.06.

“Audit Firm” – as defined in Section 6.05(b)(i).

“Audited Financial Statements” – as defined in Section 3.29(a).

“Available Employee” – as defined in Section 12.02.

“Balance Sheet Date” – June 30, 2023.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Business Employee” – current employees of Seller or its Affiliates whose job duties involve providing services to the Assets.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer Common Stock” – the common stock of Buyer, $0.01 par value per share.

“Buyer Financial Statements” – as defined in Section 4.15(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer SEC Documents” – as defined in Section 4.15(a).

“Buyer Tax Contest” – as defined in Section 13.02(g).

“Cash Purchase Price” – as defined in Section 2.02.

“Casualty Loss” – as defined in Section 11.13.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect as required by Environmental Laws and consistent with the Lowest Cost Response.

“Confidential Information” – means (a) the terms and existence of this Agreement and each other agreement, instrument, or document executed or to be executed in connection with the Contemplated Transactions, (b) the Records, reports, title opinions, abstracts, notices and other information provided hereunder as such relate to the Assets and (c) any non-public information shared by either Party with the other Party in connection with the negotiation or consummation of this Agreement, the Contemplated Transactions or any other transaction documents.

“Confidentiality Agreement” – that certain non-disclosure agreement dated as of October 22, 2023, by and between Tall City Property Holdings III LLC and Laredo Petroleum, Inc.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)               the sale of the Assets by Seller to Buyer;

(b)               the performance by the Parties of their respective covenants and obligations under this Agreement;

(c)               Buyer’s acquisition, ownership and exercise of control over the Assets; and

(d)               Buyer’s assumption of the Assumed Obligations.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, Permit or other instrument creating or evidencing an interest in the Assets, chain of title to the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Contract Legend” - the following restrictive legend to be placed on the Buyer Common Stock constituting the Indemnity Holdback Amount and, to the extent applicable, the Defect Deposit Amount:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE PURCHASE AND SALE AGREEMENT DATED AS OF September 13, 2023, AS AMENDED FROM TIME TO TIME, BY AND BETWEEN TALL CITY PROPERTY HOLDINGS III LLC AND TALL CITY OPERATIONS III LLC AND VITAL ENERGY, INC., AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Credit Support” – as defined in Section 3.22.

“Cure” – as defined in Section 11.05(a)(i).

“Current Share Price” – an amount equal to the volume-weighted average of the closing sale prices per share of Buyer Common Stock as reported by Bloomberg L.P., or any successor thereto, for each of the ten (10) trading days immediately prior to the trading day that is immediately prior to the date of the execution of the applicable release instructions as to any shares held in escrow or the actual recovery date as to any shares not held in escrow, as applicable.

“Cut-off Date” – as defined in Section 2.05(f).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred with respect to the above.

“De Minimis Environmental Defect Cost” – One Hundred Thousand Dollars ($100,000).

“De Minimis Title Defect Cost” – $100,000.

“Defect Deposit Amount” – an amount equal to the positive sum (if any) of the (a) aggregate Disputed Title Amount (after taking into account the De Minimis Title Defect Cost and the Title Defect Deductible), plus (b) aggregate Title Cure Amount (after taking into account the De Minimis Title Defect Cost and the Title Defect Deductible), plus (c) aggregate Disputed Environmental Amount (after taking into account the De Minimis Environmental Defect Cost and the Environmental Defect Deductible).

“Defect Escrow Account” – as defined in Section 11.05(c).

“Defect Notice Date” – as defined in Section 11.03.

“Defensible Title” – title of Seller to the DSUs described on Exhibit A-2 and to the Wells described in Exhibit B that, as of the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, to the extent made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a)               with respect to the applicable Target Formation, entitles Seller to receive (and, immediately following the Closing, entitles Buyer to receive) not less than the Net Revenue Interest for the applicable Target Formation set forth in Exhibit A-2 for each DSU over the productive life of such DSU or Exhibit B for each Well over the productive life of such Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable), except for (i) decreases in connection with those operations in which Seller may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)               with respect to the applicable Target Formation, obligates Seller to bear (and, immediately following the Closing, obligates Buyer to bear) not more than the Working Interest for the applicable Target Formation set forth in Exhibit A-2 for each DSU over the productive life of such DSU or Exhibit B for each Well over the productive life of such Well, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and

(c)               is free and clear of all Encumbrances.

“Deposit Amount” – as defined in Section 2.02.

“Disability Employee” – as defined in Section 12.02.

“Dispute Notice” – as defined in Section 2.05(e).

“Disputed Environmental Amount” – as defined in Section 11.10(b).

“Disputed Matter” – as defined in Section 11.14(a).

“Disputed Title Amount” – as defined in Section 11.05(c).

“$” or “Dollars” – as defined in Section 13.10.

“Drag-Along” – the right or option of Seller under any Applicable Contract, Lease or other instrument binding on Seller or the Assets to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign (a) any interest in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Target Area, or (b) any interests in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Target Area.

“DSU” – each designated spacing unit described on Exhibit A-2.

“DTPA” – as defined in Section 4.11.

“E-mail” – as defined in Section 13.03.

“Effective Time” – July 1, 2023, at 12:01 a.m. local time at the location of the Assets.

“Employee Letter” – as defined in Section 12.02.

“Employment Date” – as defined in Section 12.02.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other substantially equivalent arrangement.

“Environmental Cure Date” – as defined in Section 11.10(a).

“Environmental Defect” – any condition existing on the Defect Notice Date with respect to an Asset that presently requires remediation under, represents a current violation of or otherwise gives rise to liability under any Environmental Law, other than any plugging, decommissioning and abandonment obligations of the Wells or other Assets or any condition to the extent caused by or relating to asbestos, asbestos containing materials, NORM (except to the extent any failure to perform such obligations or conditions foregoing currently require corrective action under Environmental Law or otherwise represent a current violation of Environmental Laws), or that was disclosed to Buyer on or prior to the Execution Date. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Defect, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect and (c) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect, except to the extent any of the foregoing under clauses (a) and (c) currently require corrective action under Environmental Law or otherwise represent a current violation of Environmental Law.

“Environmental Defect Deductible” – an amount equal to one and one-quarter percent (1.25%) of the unadjusted Purchase Price.

“Environmental Defect Notice” – as defined in Section 11.09.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount to achieve Complete Remediation.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment or natural resources, including those Legal Requirements relating to the storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, release, disposal or other management of such Hazardous Materials. The term “Environmental Law” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions (except to the extent related to exposure to Hazardous Materials).

“Environmental Liabilities” – all costs (including remedial, removal, response, clean-up, investigation or monitoring costs), Damages, expenses, liabilities, obligations, consulting fees, orphan share, prejudgment and post judgment interest, court costs and other responsibilities with respect to, relating to, or arising from or under (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release or threatened release, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws or Permits required thereunder or the violation thereof, Third Party claims relating to the environment, or relating to Hazardous Materials, and which relate to the Assets or the ownership or operation of the same.

“Equipment” as set forth in the definition of “Assets”.

“Equity Purchase Price” – as defined in Section 2.02.

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to a Person, any Person that would be considered a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” – U.S. Bank National Association.

“Escrow Agreement” – a mutually agreeable Escrow Agreement among Seller, Buyer and the Escrow Agent entered into on or prior to the Execution Date with respect to the Deposit Amount, the Indemnity Holdback Amount and, if applicable, the Defect Deposit Amount.

“Exchange Act” – the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” – with respect to Seller,

(a)               (i) all corporate, personnel, financial, accounting, Income Tax and legal records of Seller that relates to the business of Seller generally (whether or not relating to the Assets) or to Seller’s business, assets and properties not included as Assets in this Agreement, (ii) all books, records and files that relate to the Excluded Assets, (iii) any books, records, data, files, logs, maps, evaluations, outputs and accounting records to the extent disclosure or transfer would result in a violation of applicable Legal Requirements or is restricted by any Required Consent that is not satisfied pursuant to Section 11.02 (provided that, Seller and its Affiliates shall use commercially reasonable efforts to obtain such Required Consent, but shall not be required to incur any costs or undertake any liabilities with respect thereto), (iv) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (v) all attorney-client privileged communications and work product of legal counsel of Seller or its Affiliates (other than title opinions) and all engagements and similar letters and agreements with Seller’s legal advisors (including internal counsel) and all other documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine, (vi) all records and data of Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties, (vii) all emails and electronic correspondence, except to the extent such email constitutes a Record that only exists in email form, (viii) Seller’s reserve studies and reports, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets, (ix) documents prepared or received by Seller or its Affiliates with respect to (A) lists of prospective purchasers for such transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets and (C) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser and (x) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer and (xi) correspondence between or among Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement (collectively, the “Excluded Records”);

(b)              except to the extent related to any Assumed Obligations, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds);

(c)               except to the extent related to any Assumed Obligations, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)               except to the extent related to any Assumed Obligations and further subject to Section 11.13, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)               Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) for which the Purchase Price has been adjusted pursuant to Section 2.05(c)(i)(D));

(f)                all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes allocable to Seller pursuant to Section 13.02(c), (ii) Income Taxes paid by Seller or their Affiliates and (iii) any Taxes attributable to the Excluded Assets;

(g)               all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment;

(h)               all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)                all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect to such audit rights or obligations) for which Seller or its Affiliate bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(j)                 a copy of all Records;

(k)               all personnel files and related records for Available Employees who do not become Transferred Employees, and all personnel files and related records for Transferred Employees that may not transfer pursuant to any Legal Requirement;

(l)                all Seller Benefit Plans, and trusts or other assets attributable thereto;

(m)              any Contracts that constitute master services agreements or similar contracts;

(n)               any Hedge Contracts;

(o)               any debt instruments;

(p)               any vehicles and rolling stock; and

(q)              all of Seller’s rights, interests and properties that are not included in the definition of “Assets”, including the assets, properties and interests specifically listed in Exhibit D.

“Excluded Records” – as set forth in the definition of “Excluded Assets”.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.14(b).

“Expert Decision” – as defined in Section 11.14(d).

“Expert Proceeding Notice” – as defined in Section 11.14(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(e).

“Final Settlement Date” – as defined in Section 2.05(e).

“Final Settlement Statement” – as defined in Section 2.05(e).

“Financial Statements” – as defined in Section 3.29(a).

“Financing” – as defined in Section 6.05(b)(iv).

“First Holdback Release Date” – the date that is six (6) months after the Closing Date.

“Fraud” – with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties made by such Party in this Agreement or the Assignment, in each case, which results in another Party (acting in reasonable reliance on such representation and warranty) suffering Damages as a result of such reliance; provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) of such actual and intentional fraud.

“Fundamental Representations” –those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any chemical, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body or forms the basis of liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including but not limited to petroleum, waste oil, hydrogen sulfide, per and polyfluoroalkyl substances, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM, asbestos and asbestos-containing materials.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“H&P Rig Contract” – that certain Daywork and Drilling Contract dated June 15, 2023, by and between Seller or its Affiliates and Helmrich & Payne International Drilling Co.

“HSR Act” – The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association with such hydrocarbons (whether or not such item is in liquid or gaseous form), or any combination of oil and gas and other hydrocarbons, and any minerals produced in association with such hydrocarbons.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.

“Income Taxes” – (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnification Cap” – as defined in Section 10.05.

“Indemnity Escrow Property” as defined in Section 10.17(a).

“Indemnity Holdback Amount” – Forty-Two Million Five Hundred Thousand Dollars ($42,500,000).

“Individual Claim Threshold” – as defined in Section 10.05.

“Information” as defined in Section 3.30(b).

“Initial Reserve Reports” – as defined in Section 6.05(a)(ii).

“Interim Financial Statements” – as defined in Section 6.05(b)(ii).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Michael Oestmann, Michael Marziani, Scott Stephens, Dennis Kruse or Gary Womack. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Bryan Lemmerman or Nathan Morrison.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Defect in the most cost-effective manner (considered as a whole) as compared to any other applicable response that is required or allowed by a Governmental Body under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees that would ordinarily be incurred in connection with the transaction; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities); (c) overhead costs of Buyer or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date; and (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole, or the ability of a Party to consummate the Contemplated Transaction. The term “Material Adverse Effect” shall not include events (except in the case of clauses (a), (c), (d), (g), (h), (i) and (m), to the extent such events have a disproportionate impact on (x) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates or (y) the Assets relative to similar assets within the same geographic area in which the Assets are located) that result in a material adverse effects resulting from (a) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) any effect resulting from general changes in industry, economic or political conditions in the United States; (d) cyberterrorism or cyberattacks, civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder (including the Russia-Ukraine conflict or any worsening or escalation thereof); (e) any set of facts, occurrences or conditions specified in reasonable detail in the Exhibits and Schedules to this Agreement as of the Execution Date; (f) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or Working Interest owner to develop all or a portion of any Assets, or any other action taken or failed to be taken by a Third Party operator or owner of Working Interests with respect to any Assets; (g) changes or developments in financial or securities markets or the economy in general; (h) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation of COVID-19); (i) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (j) acts of God, including hurricanes and storms; (k) any reclassification or recalculation of reserves in the ordinary course of business; (l) natural declines in well performance; (m) general changes in (or changes in interpretation of) Legal Requirements, in regulatory policies, or in GAAP; (n) seasonal reductions in revenues or earnings of Seller in the ordinary course of its business; or (o) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement.

“Material Contracts” – as defined in Section 3.10(a).

“Net Revenue Interest” – with respect to any DSU or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such DSU or Well (in the case of each DSU, within any portion of the applicable Target Formation, and in the case of each Well, limited to the Target Formation for any such Well), and in each case subject to any reservations, limitations or depth restrictions described in Exhibit A-2 or Exhibit B, as applicable, for any such DSU or Well, after satisfaction of all other Royalties.

“Nine Month Interim Financials” – as defined in Section 6.05(b)(ii).

“No-Recourse Party” – as defined in Section 13.17.

“Non-Operated Assets” – Assets operated by any Person other than Seller or an Affiliate of Seller.

“NORM” – naturally occurring radioactive material.

“NYSE” – the New York Stock Exchange.

“Operator Tax Remittance Obligations” – any liabilities or obligations of Seller or any of its Affiliates under any applicable contract or Legal Requirement to timely remit to the applicable taxing authorities all Taxes withheld or collected (or required to be withheld or collected) by Seller or its Affiliates from revenues and proceeds attributable to interests held by Third Parties in the Leases, Fee Minerals, Units and Wells.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement or operating agreement; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all governmental (whether federal, state, local or tribal) certificates, approvals, consents, permits (including conditional use permits), licenses, Orders, authorizations, waivers, franchises and related instruments or rights relating to the ownership, operation or use of the Assets.

“Permitted Consent” – any Consent that is not a Required Consent.

“Permitted Encumbrance” – any of the following:

(a)               the terms and conditions of all Leases and Contracts to the extent that the same do not, individually or in the aggregate, (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any DSU or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable or (iii) obligate Seller to bear a Working Interest for any DSU or Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such DSU or Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); provided, however, any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)               any Preferential Purchase Rights, Consents and similar agreements, in each case, to the extent set forth on Schedule 3.11(a) or Schedule 3.11(b);

(c)               excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment;

(d)               liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate Proceedings by or on behalf of Seller and if so contested, are identified on Schedule PE;

(e)               all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)                Encumbrances or defects that Buyer has expressly waived pursuant to the terms of this Agreement prior to Closing;

(g)               all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(h)               rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not materially impair the ownership, use or operation of the Assets as currently owned, used and operated;

(i)                easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, individually or in the aggregate, do not (i) materially impair the ownership, operation or use of the Assets as currently owned, operated and used, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any DSU or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable or (iii) obligate Seller to bear a Working Interest for any DSU or Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such DSU or Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest);

(j)                 vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate Proceedings by or on behalf of Seller;

(k)               Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate Proceedings by or on behalf of Seller;

(l)                 with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;

(m)              any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)               defects based solely on assertions that Seller’s files lack information (including title opinions), solely to the extent that Seller is not relying on such information to vest title to the Properties in Seller;

(o)               lessor’s Royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens to the extent that the same do not, individually or in the aggregate, (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any DSU or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable or (iii) obligate Seller to bear a Working Interest for any DSU or Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such DSU or Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest);

(p)               defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title, including any affidavit of identity, absent reasonable evidence of an actual claim of competing title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship Proceedings in documents, absent reasonable evidence of an actual claim of competing title from a Third Party attributable to such matter; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease to the extent that the same is subordinate to such Lease) that have expired by their own terms, absent reasonable evidence that such instruments (A) continue in force and effect or (B) give rise to an actual claim of competing title from a Third Party attributable to such matter; or (vi) resulting from or related to probate Proceedings or the lack of probate Proceedings that have been outstanding for ten (10) years or more;

(q)               Imbalances to the extent set forth on Schedule 3.09;

(r)                plugging and surface restoration obligations, but only to the extent such obligations do not, individually or in the aggregate, (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any DSU or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable or (iii) obligate Seller to bear a Working Interest for any DSU or Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such DSU or Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest);

(s)                calls on Hydrocarbon production under existing Contracts, in each case, to the extent set forth on Schedule 3.10(a);

(t)                 any defects arising from or based upon the Properties described on Exhibit B being held only insofar as necessary to produce, access, abandon or perform decommissioning obligations for the Wells (or words of similar effect);

(u)               all defects or irregularities solely to the extent affecting depths, intervals, formations or strata outside of the Target Formation of a Well;

(v)               all defects arising from failure of any non-participating Royalty owners to ratify a unit, but only to the extent such obligations do not, individually or in the aggregate, (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any DSU or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B for such DSU or Well, as applicable or (iii) obligate Seller to bear a Working Interest for any DSU or Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such DSU or Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest);

(w)              any matters referenced or set forth on Exhibit A-1, Exhibit A-2, or Exhibit B;

(x)               any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision; or

(y)               any matters set forth on Schedule PE.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Phase I Environmental Site Assessment” – a Phase I environmental site assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21), as of the Execution Date, and limited compliance review, or any other similar visual site assessment or review of records, reports or documents.

“Pinto Pad” – Pinto 2-11 Unit, Sections 2 & 11, Block 54, Township 7S, T&P RR Co, Reeves County, Texas.

“Post-Closing Date” – as defined in Section 2.05(e).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest in such Asset or portion of such Asset as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(c), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, costs of insurance, rentals and drilling site title examination) and capital expenditures, including the costs of drilling and completing wells, costs of acquiring equipment (to the extent such equipment is conveyed to Buyer pursuant to the Assignment), lease maintenance obligations and any COPAS overhead costs charged to Seller by Third Party operators, in each case, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication), but excluding Damages or costs attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) costs incurred to Cure, cure or remediate Title Defects or Environmental Defects under this Agreement, (e) obligations with respect to Imbalances, (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds or escheat obligations, (g) Asset Taxes, Income Taxes and Transfer Taxes, (h) the Specified Obligations or for which Seller has agreed hereunder or in any Seller Closing Documents to indemnify, defend or hold harmless any member of the Buyer Group, (i) satisfying or obtaining any Consent or Preferential Purchase Right with respect to the Contemplated Transactions, (j) lease bonuses, (k) other than drilling site title examination, all other title examination and curative actions, (l) any Casualty Loss (including the repair and restoration thereof), (m) the category of costs and expenses that are contemplated in connection with the Purchase Price adjustment set forth in Section 2.05(c)(i)(E) and (n) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (n), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Records Period” – as defined in Section 6.05(b).

“Recourse Parties” – as defined in Section 13.17.

“Registration Rights Agreement” – the Registration Rights Agreement substantially in the form attached hereto as Exhibit G to be executed and delivered by Seller and Buyer at Closing.

“Regulation S-X” – as defined in Section 6.05(b)(i).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning, emptying, abandoning, discarding or disposing into or through the environment of any Hazardous Material, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Buyer Financial Statements” – as defined in Section 6.05(c).

“Required Buyer SEC Documents” – as defined in Section 4.15(a).

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder; (b) there is provision within the applicable instrument expressly stating that an assignment in violation of such instrument (i) is void or voidable, (ii) triggers the payment of specified liquidated damages or (iii) causes termination of the applicable Assets to be assigned or (c) the holder thereof has objected in writing or expressly refused to grant such Consent prior to Closing. For the avoidance of doubt, “Required Consent” does not include (i) any Consents or approvals of Governmental Bodies that are customarily obtained after Closing or (ii) any Consents that by their terms cannot be unreasonably withheld (or contains language of similar effect), unless the same also implicates any provision and/or action contemplated in clauses (b) or (c) above.

“Reserve Engineer” – as defined in Section 6.05(a)(ii).

“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing; provided, however, if any such right, title, interest, asset or property is indefinitely excluded from the Contemplated Transactions, such right, title, interest, asset or property shall constitute an Excluded Asset.

“Right” – any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any interest of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rights of Way” – as set forth in the definition of “Assets”.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.

“Schedule Supplement” – as defined in Section 3.30.

“SEC” – the United States Securities and Exchange Commission.

“Second Holdback Release Date” – the date that is twelve (12) months after the Closing Date.

“Securities Act” – the United States Securities Act of 1933, as amended.

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plans” – any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to (or required to be contributed to) by Seller or any of its ERISA Affiliates for the benefit of any Available Employee or any current or former service provider of the Assets as of the Execution Date, or under which Seller or any of its ERISA Affiliates would reasonably be expected to have any liability, contingent or otherwise.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Released Persons” – as defined in Section 10.09(a).

“Seller Taxes” – (a) all Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 13.02(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.02(c)(iv)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Time.

“Share Price” – Fifty-Four Dollars and Ninety-Six cents ($54.96).

“Shelf Registration Statement” – is defined in Section 2.1(a) of the Registration Rights Agreement.

“Six Month Interim Financials” – as defined in Section 3.29(a).

“Specified Obligations” – any Damages, liabilities and obligations arising out of (a) any off-site disposal or transportation prior to the Closing Date of any Hazardous Materials generated by or on behalf of Seller or otherwise produced from or attributable to any of the Assets and taken from the Assets to any location that is not on or within any of the Asset; (b) personal injury (including death) claims attributable to, or arising out of, Seller’s operation of the Assets prior to the Closing Date; (c) any payment, nonpayment, mispayment or miscalculation by or on behalf of Seller of any Royalties, similar Lease burdens or other production proceeds owing to Working Interest owners and escheat obligations, in each case, in accordance with the terms of any Lease or Legal Requirement, and attributable to Seller’s ownership of the Assets prior to the Effective Time; (d) any claim made by an employee or natural person independent contractor of Seller or its Affiliates to the extent relating to such employment or engagement by Seller or its Affiliates; (e) any claims attributable to any Seller Benefit Plan or benefits thereunder, including, claims for medical, dental, life insurance, health, accident or disability benefits thereunder, workers compensation claims, or brought by or in respect of any current or former employee or independent contractor of Seller or its Affiliates; (f) any Damages consisting of any civil or administrative fines (excluding any such amounts with respect to Taxes) or penalties or criminal sanctions imposed under applicable Legal Requirements (including Environmental Laws) resulting from or relating to the ownership, use or operation of the Assets prior to the Closing Date; (g) the Excluded Assets; (h) Seller Taxes; (i) the actions, suits, proceedings and other matters set forth on Schedule 3.05 (or that should have been set forth on Schedule 3.05, in order for Seller’s representation in Section 3.05 to have been true and correct as of the Execution Date) and (j) any Third Party Claims arising from the fraud, gross negligence or willful misconduct of Seller in connection with the ownership or operation of the Assets prior to the Closing Date. From and after the expiration of the applicable survival period set forth in Section 10.01, all such Damages, liabilities, and obligations other than those set out in clauses (d), (e), (g), (h) and (i) above (with such Damages, liabilities, and obligations being retained by Seller subject to Section 10.01) shall be deemed Assumed Obligations.

“Specified Representations” – as defined in Section 11.03.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Straddle Period Tax Contest” – as defined in Section 13.02(g).

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Tag-Along” – the right or option of any Person under any Applicable Contract, Lease or other instrument binding on Seller or the Assets to require and cause Seller or Buyer to purchase, acquire and receive an assignment of (a) any interest held by such Person in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Target Area or (b) any interests of such Person in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Target Area.

“Target Area” – the geographic area set forth on Exhibit A.

“Target Formation” – with respect to (a) a Well, the currently producing formation for such Well and (b) a DSU, the formation(s), depths or intervals set forth for such DSU in Exhibit A-2.

“Tax” or “Taxes” – any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments and other similar charges in the nature of a tax imposed by any Governmental Body, including all income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding (including backup withholding), employment, social security (or similar), disability, occupation, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes and customs duties, together with any interest, penalties, fines or additions to tax imposed by a Governmental Body in connection with any item described in the foregoing.

“Tax Allocation” – as defined in Section 2.07(b).

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule, attachment, or amendment to such Tax documentation.

“TCO” – as defined in the preamble to this Agreement.

“TCPH” – as defined in the preamble to this Agreement.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made to a Party or any of its officers, directors or employees that would lead a reasonable and prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.07(a).

“Title Benefit Amount” – as defined in Section 11.07(c).

“Title Benefit Notice(s)” – as defined in Section 11.07(a).

“Title Benefit Property” – as defined in Section 11.07(a).

“Title Benefit Value” – as defined in Section 11.07(a).

“Title Cure Amount” – as defined in Section 11.05(a)(ii).

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided, however, the following shall not be considered Title Defects:

(a)               defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in the applicable public county records, in each case, to the extent that such federal or state Leases or any assignments of interests in such Leases is reflected in the records of the applicable Governmental Body;

(b)               defects arising from any change in applicable Legal Requirement after the Execution Date;

(c)               defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the Lands covered by a Lease that is expired in accordance with its own terms but is not surrendered of record;

(d)               defects that affect only which non Seller Person has the right to receive Royalty payments rather than the amount or the proper payment of such Royalty payment; or

(e)               defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor to the extent such mortgage has been subordinated to the Lease applicable to such Asset.

“Title Defect Cure Period” – as defined in Section 11.05(a).

“Title Defect Deductible” – an amount equal to one and one quarter percent (1.25%) of the unadjusted Purchase Price.

“Title Defect Notice(s)” – as defined in Section 11.03.

“Title Defect Property” – as defined in Section 11.03.

“Title Defect Value” – as defined in Section 11.03.

“Transfer Agent” – American Stock Transfer and Trust Company, LLC.

“Transfer Agent Documentation” – written instruction letter, a stock medallion guaranty, an incumbency certificate or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Buyer Common Stock.

“Transferred Employees” – as defined in Section 12.02.

“Transfer Legend” – the following restrictive legend to be placed on the Buyer Common Stock:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) incurred or imposed in connection with the transactions described in this Agreement.

“Transition Services Agreement” – as defined in Section 2.04(a)(x).

“Treasury Regulations” – the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Units” – as set forth in the definition of “Assets”.

“Virtual Data Room” – the site hosted by Seller through Data Site, located at: https://americas.datasite.com/platform/container/6408f1a85e6a682499c8f751/documents/content/index.

“Warburg” – Warburg Pincus LLC, a New York limited liability company.

“WARN Act” – the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any DSU or Well, the interest in and to such DSU or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such DSU or Well (in the case of each DSU, within any portion of the applicable Target Formation, and in the case of each Well, limited to the Target Formation for such Well), and in each case subject to any reservations, limitations or depth restrictions described in Exhibit A-2 or Exhibit B, as applicable, but without regard to the effect of any Royalties or other burdens.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING

2.01          Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be transferred) the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

2.02          Purchase Price; Deposit Amount. Subject to any adjustments that may be made under Section 2.05, the consideration paid by Buyer to Seller for the Assets will consist of (a) Three Hundred Million Dollars ($300,000,000) (the “Cash Purchase Price”) and (b) Two Million Two Hundred Seventy-Four Thousand Three Hundred Eighty-Two (2,274,382) shares of Buyer Common Stock (such Buyer Common Stock, the “Equity Purchase Price”, and, together with the Cash Purchase Price, the “Purchase Price”). Contemporaneously with the execution of this Agreement, Buyer has deposited, in book entry from as described below, into an escrow account established pursuant to the Escrow Agreement Five Hundred Seventy-Nine Thousand Nine Hundred Sixty-Eight (579,968) shares of Buyer Common Stock (together with any dividends, or distributions thereon, and any other property received in respect of or arising therefrom (including in any stock split or similar transaction), the “Deposit Amount”). The Parties agree that the shares of Buyer Common Stock comprising the Deposit Amount shall be credited to the applicable account pursuant to the Escrow Agreement, in book-entry form, free and clear of all liens and restrictions other than restrictions imposed by applicable securities laws, which Buyer Common Stock shall contain the Contract Legend and Transfer Legend on the books and records of the Transfer Agent. If the Closing timely occurs, the Deposit Amount shall be treated in accordance with Section 10.17. If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply to the distribution of the Deposit Amount.

2.03          Closing; Preliminary Settlement Statement. Subject to Section 9.01, the Closing shall take place remotely and electronically on November 6, 2023, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived on such date, within five (5) Business Days after the date on which such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). Not later than five (5) Business Days prior to the Closing Date, Seller shall (a) prepare in good faith and deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”) and (b) supply to Buyer reasonable documentation in the possession of Seller to support the items and adjustments set forth in the Preliminary Settlement Statement. The Preliminary Settlement Statement may include estimates where actual amounts are not known at such time. Within three (3) Business Days after receipt of the Preliminary Settlement Statement, Buyer may, but is not obligated to, submit to Seller in writing any objections or proposed changes to the Preliminary Settlement Statement, and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement prepared by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing. For the avoidance of doubt, Buyer’s failure to propose any changes to the Preliminary Settlement Statement and/or Buyer’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Buyer’s rights hereunder (including, for the avoidance of doubt, Buyer’s right to dispute any adjustment or amount in the Final Settlement Statement in connection with the final calculations and determination of the Purchase Price pursuant to Section 2.05(d)).

2.04          Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:

(i)	the Assignment in the appropriate number for recording in the real property records where the Assets are located, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(ii)(E));

(iii)	a certificate, in substantially the form set forth in Exhibit E-1, executed by an officer of Seller and certifying on behalf of Seller that its conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	a properly completed and executed IRS Form W-9 of each of TCO and TCPH, each dated as of the Closing Date (or, if either TCO or TCPH is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as the regarded tax owner of TCO or TCPH, as applicable, for such purposes);

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	for each Well operated by Seller on the Closing Date, such regulatory documentation on forms prepared by Seller (as reasonably satisfactory to Buyer) as are necessary to designate Buyer as operator of such Wells;

(vii)	(A) a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money incurred by Seller or its Affiliates affecting the Assets, in which case such releases shall be in form and substance reasonably satisfactory to Buyer and (B) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such instruments securing indebtedness for borrowed money;

(viii)	an executed counterpart to the Registration Rights Agreement;

(ix)	such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Seller and reasonably satisfactory to Buyer); and

(x)	a transition services agreement executed by TCO in the form attached hereto as Exhibit F (“Transition Services Agreement”).

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:

(i)	the cash portion of the Preliminary Amount, by wire transfer to the account specified by Seller in written notice given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Assignment in the appropriate number for recording in the real property records where the Assets are located, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iii)	a certificate, in substantially the form set forth in Exhibit E-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)	for each Well operated by Seller on the Closing Date, such regulatory documentation on forms prepared by Seller (as reasonably satisfactory to Buyer) as are necessary to designate Buyer as operator of such Wells;

(vi)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.02(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(vii)	the issuance by Buyer to the Escrow Agent of the number of shares of Buyer Common Stock, rounded up to the nearest whole share, equal to the difference between (a) the Indemnity Holdback Amount, divided by the Share Price and (b) Five Hundred Seventy-Nine Thousand Nine Hundred Sixty-Eight (579,968) (i.e., the number of shares of Buyer Common Stock deposited as the Deposit Amount under Section 2.02), credited to the applicable account pursuant to the Escrow Agreement, in book-entry form, free and clear of all liens and restrictions other than restrictions imposed by applicable securities laws, which Buyer Common Stock shall contain the Contract Legend and the Transfer Legend on the books and records of the Transfer Agent;

(viii)	the issuance by Buyer to the Seller of the aggregate number of shares of Buyer Common Stock equal to the number of shares of Buyer Common Stock included in the Equity Purchase Price, as allocated in the Preliminary Settlement Statement, less the number of shares issued by Buyer to the Escrow Agent in respect of the Indemnity Holdback Amount (including those shares comprising the Deposit Amount) and the Defect Deposit Amount (if any), credited to the Seller in book-entry form, free and clear of all liens and restrictions other than restrictions imposed by applicable securities laws, which Buyer Common Stock shall contain the Transfer Legend on the books and records of the Transfer Agent;

(ix)	an executed counterpart to the Registration Rights Agreement;

(x)	evidence reasonably satisfactory to Seller that the shares of Buyer Common Stock comprising the Equity Purchase Price (including any shares issued by Buyer to the Escrow Agent in respect of the Indemnity Holdback Amount (including those shares comprising the Deposit Amount) and the Defect Deposit Amount (if any)) have been approved for listing on the NYSE, subject to official notice of issuance;

(xi)	to the extent applicable, the issuance by Buyer to the Escrow Agent of the number of shares of Buyer Common Stock, rounded up to the nearest whole share, equal to the Defect Deposit Amount, divided by the Share Price, credited to the Defect Escrow Account in book-entry form, free and clear of all liens and restrictions other than restrictions imposed by applicable securities laws, which Buyer Common Stock shall contain the Contract Legend and the Transfer Legend on the books and records of the Transfer Agent; and

(xii)	the Transition Services Agreement executed by Buyer.

2.05          Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds attributable to such Assets, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Except for amounts for which the Purchase Price is adjusted pursuant to Section 2.05(c)(i)(E), Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds of such Assets, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)	For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 2.05, (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. For the avoidance of doubt, Asset Taxes shall be allocated in accordance with Section 13.02(c).

(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (1) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties, (y) gathering, processing, transportation and other midstream costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) and (z) Property Costs that are deducted by the purchaser of production, if applicable, in each case, to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer) and (2) any other proceeds received by Buyer with respect to the Assets to which Seller would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(c) but paid or otherwise economically borne by Seller;

(C)	the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller (excluding any amounts advanced in respect of Third Party Working Interest owners in its capacity as the “operator”) that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

(D)	to the extent that proceeds for such volumes have not been received by Seller, the aggregate amount of merchantable Hydrocarbon inventories attributable to the Assets in storage or existing in stock tanks or plants, to the extent located above the bottom of the outlet flange (excluding, for the avoidance of doubt, tank bottoms and line fill) as of the Effective Time, multiplied by the Applicable Contract price therefor, or, if there is no applicable Contract, (1) in the case of gaseous Hydrocarbons, multiplied by $2.00 per Mcf, or (2) in the case of liquid Hydrocarbons, multiplied by $70 per bbl;

(E)	a fixed overhead charge of Eight Hundred Twenty-Five Thousand Dollars ($825,000) per month (prorated for any partial month) from the Effective Time through the Closing Date;

(F)	if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.00 per Mcf or $70 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time;

(G)	any costs, penalties, expenses or other Damages incurred by Seller or its Affiliates arising out of the H&P Rig Contract or the cancellation or termination thereof, solely to the extent arising from (whether directly or indirectly) or in connection with the Pinto Pad; and

(H)	the amount of any other upward adjustment specifically described in this Agreement or mutually agreed upon by the Parties;

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (1) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties, (y) gathering, processing, transportation and other midstream costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) and (z) Property Costs that are deducted by the purchaser of production, if applicable, in each case, to the extent actually deducted from the proceeds received by Seller, or otherwise economically borne by Seller) and (2) other proceeds received by Seller with respect to the Assets (without duplication) for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(c) but paid or otherwise economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments or advances of Property Costs (or portions of such Property Costs) with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.00 per Mcf or $70 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time; and

(G)	the amount of any other downward adjustment specifically described for in this Agreement or mutually agreed upon by the Parties.

(d)	Notwithstanding anything to the contrary herein, all adjustments to the Purchase Price made at Closing shall be made (i) seventy percent (70%) to the Equity Purchase Price, by adding or subtracting a number of shares thereto or therefrom, as applicable, equal to the amount of seventy percent (70%) of such adjustment, divided by the Share Price and (ii) thirty percent (30%) to the Cash Purchase Price, dollar for dollar equal to the amount of thirty percent (30%) of such adjustment. For purposes of any adjustment to the unadjusted Purchase Price made after Closing (including any amount included in the Final Settlement Statement), any such adjustment will be made in the same proportions as described in with the preceding sentence. With respect to adjustments made to the Equity Purchase Price, if the calculated number thereof includes a fractional share, such number shall be rounded up to the next whole share. The Equity Purchase Price, as adjusted at Closing pursuant to this Section 2.05(d), is referred to as the “Adjusted Equity Purchase Price”. In no case shall the Adjusted Equity Purchase Price exceed nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of Buyer Common Stock listed on the NYSE as of the Closing Date (the “Adjusted Equity Purchase Price Threshold”), and it is acknowledged and agreed that any adjustments above the Adjusted Equity Purchase Price Threshold that would otherwise be made in shares of Buyer Common Stock will be payable solely in cash (as adjusted pursuant to this Section 2.05(d), the “Adjusted Cash Purchase Price”).

(e)	As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare in good faith and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price and showing the values used to determine such adjustments to reflect the final Adjusted Purchase Price. Seller shall make all adjustments based on the most recent, actual figures and shall supply to Buyer all reasonable documentation in the possession or control of Seller to support such items and adjustments set forth in the Final Settlement Statement. Buyer shall reasonably cooperate with Seller and provide reasonable access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer may, but is not obligated to, deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and a reasonable explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice are deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties (without limiting Section 13.02(c)(iv) or Buyer’s right to indemnity under Section 10.02(c) for Seller Taxes). Upon delivery of the Dispute Notice, the Parties shall undertake in good faith to agree with respect to any disputed amounts identified in the Dispute Notice by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit the dispute to KPMG International Limited or, if KPMG International Limited is not available, to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) with a written notice of such dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Seller, on the other hand, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall conduct the arbitration proceedings in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) to the extent such rules do not conflict with the terms of this provision. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final Adjusted Purchase Price shall be called the “Final Amount.” If (y) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (z) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date, the Party responsible for the payment of such Final Amount shall deliver or cause to be delivered (i) a number of shares of Buyer Common Stock (based on the Current Share Price) equal to seventy percent (70%) of the Final Amount, divided by the Current Share Price, credited to such other Party in book-entry form, free and clear of all liens and restrictions imposed by applicable securities laws, which Buyer Common Stock shall contain the Contract Legend and the Transfer Legend on the books and records of the Transfer Agent and (ii) an amount of cash equal to thirty percent (30%) of the Final Amount.

(f)	Notwithstanding anything to the contrary in this Agreement, except to the extent such amounts are, or are attributable to, the Excluded Assets, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets following the date that is twelve (12) months after the Closing Date (the “Cut-off Date”). After the occurrence of the Final Settlement Date, within thirty (30) days after the end of each calendar month from and after the Final Settlement Date until the Cut-off Date (including the calendar months in which the Final Settlement Date and the Cut-off Date occur), and without duplication of any such amounts that were accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, as applicable, Seller and Buyer shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under Section 2.05(a), and (B) all Property Costs for which each Party is responsible under Section 2.05(a) but were paid by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Seller, on the one hand, and Buyer on the other hand, as follows: (A) if such netting and true-up results in a net amount payable by Buyer to Seller, then Buyer shall pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Buyer, then Seller shall pay to Buyer such amount. Prior to the Cut-off Date, if either Party receives any income, proceeds, receipts and credits that the other Party is otherwise entitled to pursuant to the terms set forth in Section 2.05(a), then, within thirty (30) days following the receipt thereof, such Party shall pay such amounts to the other Party.

2.06          Assumption. Subject to Seller’s indemnity obligations under Section 10.02 and without limiting Buyer’s rights under the special warranty of Defensible Title set forth in the Assignments, if the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge all liabilities arising from, based upon, related to, or associated with the Assets, except for and excluding the Operator Tax Remittance Obligations and Specified Obligations (with Seller retaining all Damages, liabilities and obligations with respect to all Specified Obligations until the expiration of the same pursuant to Section 10.02(c) and, provided further, with Seller retaining all Damages, liabilities and obligation with respect to the Specified Obligations set out in clauses (d), (e), (g), (h) and (i) of such definition subject to Section 10.01) (collectively, the “Assumed Obligations”), any and all Damages and obligations, in each case, known or unknown, allocable to the Assets prior to, at or after the Effective Time, including any and all Damages and obligations:

(a)	attributable to or resulting from the use, maintenance, ownership or operation of the Assets, regardless whether arising before, at or after the Effective Time;

(b)	imposed by any Legal Requirement or Governmental Body relating to the Assets;

(c)	for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water or other Wells and all surface facilities;

(d)	subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Assignment, attributable to or resulting from lack of Defensible Title to the Assets;

(e)	attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made);

(f)	attributable to the Imbalances;

(g)	subject to Buyer’s rights and remedies set forth in Article 10 and Article 11 (further subject to the limitations and restrictions in Article 10 and Article 11) attributable to or resulting from all Environmental Liabilities relating to the Assets (including the ownership or operation thereof);

(h)	related to the conveyance of the Assets to Buyer at Closing;

(i)	attributable to or resulting from Asset Taxes allocated to Buyer pursuant to Section 13.02(c); or

(j)	attributable to the Leases and the Applicable Contracts;

Buyer acknowledges that:

(a)	the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons;

(b)	spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets;

(c)	there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets;

(d)	it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at, or after the Effective Time, and that Buyer shall assume all responsibility and liability for such matters and all related claims and demands;

(e)	the Assets may contain asbestos, Hazardous Materials or NORM;

(f)	NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms;

(g)	wells, materials and equipment located on the Assets may contain NORM; and

(h)	special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets.

2.07          Allocation of Purchase Price.

(a)	For the purposes of Article 11 and the special warranty of Defensible Title set forth in the Assignment, the Purchase Price shall be allocated among the Seller’s interests in the Wells and DSUs as set forth in Schedule 2.07. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 and the special warranty of Defensible Title set forth in the Assignment.

(b)	As soon as reasonably practicable following the Final Settlement Date, Seller shall deliver to Buyer for its review an allocation of the Final Amount and any items that are treated as consideration for U.S. federal Income Tax purposes among the six (6) categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code, and the Treasury Regulations promulgated thereunder, and to the extent permitted by applicable Legal Requirements, the amount allocated among the Assets shall be in a manner consistent with the Allocated Values set forth on Schedule 2.07 (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Buyer, and Buyer and Seller shall use commercially reasonable efforts to agree to the Tax Allocation. If Buyer and Seller are able to agree to the Tax Allocation, (i) any subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined under this Agreement, and (ii) Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Final Settlement Date, in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes, and shall not take any position inconsistent with the Tax Allocation upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the prior consent of the other Party or Parties. Notwithstanding the foregoing, no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation.

2.08          Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Governmental Body under the Code, or any applicable provision of Tax law; provided, that other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the forms described in Section 2.04(a)(iv), Buyer will, prior to any deduction or withholding, use commercially reasonable efforts to notify Seller of any anticipated deduction or withholding reasonably in advance of such deduction or withholding, and reasonably cooperate with Seller to minimize the amount of any applicable withholding to such affected Person. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made.

2.09          Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, prior to the Closing, the issued and outstanding shares of Buyer Common Stock or securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend or rights offering with a record date within such period shall have been declared, then (a) the Equity Purchase Price, (b) share amounts calculated based on the Deposit Amount, the Indemnity Holdback Amount or the Defect Deposit Amount, and (c) any provisions of this Agreement relating thereto or to other amounts or calculations relating to Buyer Common Stock shall be equitably adjusted to provide Seller the same economic effect at Closing as contemplated by this Agreement prior to such event. Nothing in this Section 2.09 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller jointly and severally represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01          Organization and Good Standing. Each Seller is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware and, where required, each is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company or limited partnership, as applicable, power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

3.02          Authority; No Conflict.

(a)	The execution, delivery and performance of this Agreement and the Seller Closing Documents (defined below), and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company, as applicable, action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing, all instruments executed and delivered by Seller at or in connection with the Closing (including the Seller Closing Documents) shall have been duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by Seller of the Assignment at the Closing, such Assignment and delivery shall constitute legal, valid and binding transfers and conveyances of the Assets owned by it. Upon the execution and delivery by Seller of any other documents at the Closing (collectively with the Assignment, the “Seller Closing Documents”), the Seller Closing Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller Closing Documents, and to perform its obligations under this Agreement and the Seller Closing Documents.

(b)	Assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, except for compliance with the HSR Act, if applicable, neither the execution, delivery and performance of this Agreement and the Seller Closing Documents by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with or result in a violation of (A) any provision of Seller’s Organizational Documents or (B) any resolution adopted by the Seller’s board of directors, managers or officers;

(ii)	contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right (A) to challenge any of the Contemplated Transactions, or (B) to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)	contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03          Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller (whether by Seller or a Third Party). Seller is not insolvent and shall not be rendered insolvent by the Contemplated Transactions. Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

3.04          Taxes. All material Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed. All material Asset Taxes that are or have become due have been timely paid in full. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. There are no administrative or judicial Proceedings by any taxing authority pending, or to Seller’s Knowledge Threatened, against Seller relating to any Asset Taxes and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Body for assessment of Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all respects. No Asset is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute other than Seller’s Income Tax return. There are no outstanding liens for Taxes on any of the Assets other than Permitted Encumbrances.

3.05          Legal Proceedings. Except for any Proceeding filed by any Governmental Body after the Execution Date in connection with the Contemplated Transactions with respect to the HSR Act, if applicable, other than as set forth on Schedule 3.05 and other than Proceedings that have been dismissed or nonsuited, Seller has not been served with any Proceeding, and there is no pending, or, to Seller’s Knowledge, Threatened Proceeding against Seller, in each case, that (a) relates to Seller’s ownership or operation of any of the Assets, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Seller’s Knowledge, there are no pending or Threatened Proceedings relating to the ownership or operation of the Assets to which Seller is not a party thereto. Neither Seller nor the Assets are subject to any material outstanding Orders; provided that Seller makes no representation or warranty in this sentence as to any Orders which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.

3.06          Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for broker’s fees, finder’s fees, agent’s commissions or other similar forms of compensation with respect to the Contemplated Transactions, other than obligations and liabilities that are and will remain the sole responsibility of Seller.

3.07          Compliance with Legal Requirements. Except with respect to any representations and warranties regarding (a) Taxes, which are exclusively provided in Section 3.04 and Section 3.26 and (b) environmental matters, which are exclusively provided in Section 3.14, and except as set forth in Schedule 3.07, Seller’s ownership and operation of the Assets (and, to Seller’s Knowledge, the ownership and operation of the Assets by any applicable Third Party during Seller’s period of ownership) is and has been in material compliance with all applicable Legal Requirements, other than with respect to violations or instances of non-compliance that have been fully and finally resolved.

3.08          Prepayments for Production. Except for any Imbalances or as set forth on Schedule 3.08, Seller is not obligated to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets without receiving full payment therefor at or after the time of delivery, in each case, whether by virtue of a take or pay payment, advance payment, production payment or other similar payment or commitment.

3.09          Imbalances. Except as set forth on Schedule 3.09, and to Seller’s Knowledge, as of the date set forth on Schedule 3.09, the Assets are not subject to any material Imbalances.

3.10          Material Contracts.

(a)	Schedule 3.10(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, storage, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on ninety (90) days’ or less notice;

(ii)	any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller or gross revenues to Seller of more than Two Hundred Fifty Thousand Dollars ($250,000) (net to Seller’s interest) during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) in the aggregate (net to Seller’s interest) over the term of such Applicable Contract (based on the terms of such contract and contracted (or if none, current) quantities where applicable);

(iii)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract;

(iv)	any Applicable Contract between or among Seller, on the one hand, and any Affiliate of Seller or any director, officer, member, partner or equityholder of Seller or any Affiliate of Seller, on the other hand, that will remain binding upon the Assets or the Buyer after Closing;

(v)	any Applicable Contract that constitutes a partnership agreement, participation agreement, exploration agreement, pooling agreement, joint venture agreement, joint operating agreement, or joint development agreement, or similar Contract, including any Contract with any remaining drilling or development obligations to the extent the same have not been completed prior to the Effective Time (in each case, excluding any tax partnership);

(vi)	to the extent currently pending, any Applicable Contract to assign, sell, lease, farmout, exchange or otherwise dispose of all or any part of the Assets, but excluding right of reassignment upon intent to abandon any such Asset;

(vii)	any Applicable Contract containing any area of mutual interest agreements, maintenance of uniform interest provision, or similar provisions;

(viii)	any Applicable Contract that is a seismic agreement or commitment to acquire, generate, share, license or develop seismic, or similar agreement;

(ix)	any Applicable Contract for the lease or rental to Seller of Equipment or other personal property that is not terminable without penalty on ninety (90) days’ or less notice;

(x)	any Applicable Contract that remains binding on Buyer or the Assets after Closing that contains a non-compete agreement, non-solicitation agreement, or that otherwise purports to limit or prohibit the manner in which, or the locations in which, Seller (or, after Closing, Buyer) may conduct its business;

(xi)	any Applicable Contract where the primary purpose of which is to indemnify another Person;

(xii)	any Applicable Contract providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof; and

(xiii)	any Applicable Contract containing an acreage dedication or similar provision.

(b)	Neither Seller, nor to the Knowledge of Seller, any other party is in material default or material breach under any Material Contract, except as set forth in Schedule 3.10(b). All Material Contracts constitute legal and binding obligations of Seller, and, to the Knowledge of Seller, each other party thereto. Except as disclosed on Schedule 3.10(b), no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Buyer complete and accurate copies of all Material Contracts (including any and all currently applicable amendments, and supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.

(c)	No Applicable Contract contains a minimum throughput requirement, or other similar obligation or required minimum volume commitment for the delivery of Hydrocarbons (including any constituents or byproducts (including water (fresh, produced or otherwise) thereof) produced from the Assets.

3.11          Consents and Preferential Purchase Rights(a).

(a)	Except as set forth in Schedule 3.11(a), none of the Assets are subject to any Consents required to be obtained by Seller which may be applicable to the Contemplated Transactions, except for (i) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (ii) Permitted Consents and (iii) Consents in compliance with the HSR Act.

(b)	Except as set forth in Schedule 3.11(b), none of the Assets are subject to any Preferential Purchase Rights, rights of first offer, rights of first refusal, Tag-Along rights, Drag-Along rights or similar rights which may be applicable to the Contemplated Transactions.

3.12          Current Commitments. Schedule 3.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments that individually have an amount remaining equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill, rework or conduct other operations as to any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

3.13         Non-Consent Operations. Except as set forth on Schedule 3.13, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected (or failed to elect, the result of which to cause Seller) to be a nonconsenting party under the applicable operating agreement and with respect to which Seller’s rights have not yet reverted to it.

3.14         Environmental Laws. Except as disclosed on Schedule 3.14, (a) there are no Proceedings pending, or to Seller’s Knowledge, Threatened before any Governmental Body with respect to the Assets alleging material violations of Environmental Laws, in each case that remain unresolved, (b) Seller has, and is in material compliance with, all required Permits necessary or appropriate to conduct its operations pursuant to applicable Environmental Laws, with all such Permits in full force and effect, and no Proceeding is pending or, to Seller’s Knowledge, Threatened to suspend, revoke or terminate any such Permit or declare such Permit invalid, (c) Seller has received no written notice from any Governmental Body of any material violation of or liability under any Environmental Law, arising from, based upon, associated with or related to the ownership or operation of the Assets, in each case that remain unresolved and (d) except for (i) de minimis quantities of Hazardous Materials generated in the ordinary course of Seller’s business or (ii) as permitted under applicable Environmental Laws, Seller has not disposed of any Hazardous Materials on or at any property owned or operated by Seller, or, to Seller’s Knowledge, at any other property, in each case, in a manner that could reasonably be expected to result in material Environmental Liabilities under Environmental Law. Seller has provided to Buyer all material environmental audits, assessments, investigations, studies and other similar material written analyses regarding Environmental Laws, Hazardous Materials, or environmental Permits relating to the ownership or operation of the Assets that have been prepared in the past three (3) years and that are in the possession or reasonable control of Seller. The representations and warranties in this Section 3.14 are the sole and exclusive representations of Seller with respect to matters arising under Environmental Law or relating to Hazardous Materials.

3.15          Wells.

(a)	Except as disclosed on Schedule 3.15(a), (i) no Well operated by Seller (or to Seller’s Knowledge, operated by a Third Party operator) is subject to material penalties on allowable production after the Effective Time because of any overproduction, (ii) there are no Wells operated by Seller that are located on the Properties that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body and (iii) there is no Well included in the Assets that has been drilled and completed in a manner by Seller (and to Seller’s Knowledge, by any Third Party operator) that is not within the limits permitted by all applicable Permits, Leases, or other instruments governing the Assets, contracts and pooling or Unit agreements in any material respect.

(b)	As of the Execution Date, Schedule 3.15(b) sets forth the payout balances (net to the Working Interest of Seller) as of the date set forth on such Schedule for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(c)	To Seller’s Knowledge, Schedule 3.15(c) sets forth all abandoned or plugged and abandoned Wells during Seller’s period of ownership located in the Target Area.

(d)	To Seller’s Knowledge, all currently producing Wells (and related Equipment) are in all material respects in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

3.16          Leases.

(a)	Seller has not received from any other party to a Lease any written notice, of termination, the intention to terminate or of any breach or default of, any Lease and, to the Knowledge of Seller, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease in any material respect or give Seller or any other party to any Lease the right to terminate or modify any Lease, in each case, that remains unresolved. Seller is not and, to the Knowledge of Seller, no other party to any Lease is, in material breach of the terms, provisions or conditions of the Leases. As of the Execution Date, Seller has paid its share of all costs payable by it under each Lease in all material respects.

(b)	Except as set forth on Schedule 3.16(b), none of the Leases operated by Seller (or to Seller’s Knowledge, operated by a Third Party operator) are subject to a drilling commitment, continuous drilling obligation or condition, or other material obligation or condition to drill a well or wells within the six (6) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof.

(c)	Schedule 3.16(c) sets forth those Leases (i) that are being maintained in full force and effect by the payment of shut-in royalties, delay rentals or other payments in lieu of operations or production, or (ii) except for Leases either held by production or set forth on Schedule 3.16(c) pursuant to clause (i), have a primary term that expires prior to November 6, 2023 or in the six (6) month period immediately following such date.

3.17          Equipment and Personal Property. To Seller’s Knowledge, Seller has defensible title to, or a valid leasehold interest in, all Equipment and other personal property included in the Assets that are material to the ownership and operation of the Assets (as currently owned, operated and used) free and clear of any liens, encumbrances, obligations or defects except for Permitted Encumbrances.

3.18          Rights-of-Way. Except as set forth on Schedule 3.18, (a) to Seller’s Knowledge, each of the Rights-of-Way owned or held by Seller is legal, valid, binding, enforceable and in full force and effect, (b) to Seller’s Knowledge, Seller is not in material breach of or default under any Rights-of-Way and (c) the Rights-of-Way are sufficient in all material respects for the ownership and operation of the Assets as currently conducted by Seller.

3.19          Royalties. Except (a) for the Suspense Funds and (b) as set forth in Schedule 3.19, Seller, or to Seller’s Knowledge, each Third Party operator of the Assets, has duly and properly paid (or caused to be duly and properly paid) in all material respects all Royalties due by Seller, or to Seller’s Knowledge, each Third Party operator of the Assets (as applicable) during the period of such Seller’s ownership of the Assets.

3.20          Suspense Funds. Schedule 3.20 sets forth a true, complete and accurate list of all Suspense Funds held by Seller as of the date indicated in Schedule 3.20, which includes, to Seller’s Knowledge, with respect to all such Suspense Funds, (a) the amount of such Suspense Funds, and (b) the name or the names of the Person(s) to whom such funds are owed. As of the Execution Date and except as set forth on Schedule 3.20, no share of Hydrocarbon proceeds attributable to the Assets to which Seller is entitled is currently being held in suspense by the applicable Third Party operator or payee.

3.21          Permits. Except (i) as set forth in Schedule 3.21; and (ii) Permits under Environmental Laws which are addressed in Article 11 and Section 3.14, each material Permit with respect to Assets operated by Seller (or to Seller’s Knowledge, operated by a Third Party) necessary or appropriate for such Person’s ownership and/or operation of such Assets as currently owned and operated has been obtained and is in full force and effect (and to the extent applicable, applications to renew such Permit have been timely filed) and no Proceeding is pending or, to Seller’s Knowledge, Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid. Seller has not received a written notice from a Governmental Body of any failure to comply with any such Permits, the resolution of which is outstanding as of the Execution Date. The Assets operated by Seller do not include any Federal Communications Commission licenses.

3.22          Credit Support Obligations. Schedule 3.22 is a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of any member of the Seller Group in support of the obligations of a member of Seller Group to any Governmental Body, contract counterparty or other Person by such member of the Seller Group related to the ownership or operation of the Assets (collectively, the “Credit Support”).

3.23          No Other Assets. Neither Seller, nor any of Seller’s Affiliates who are not a Seller hereto, owns any assets, interest (including Royalties) or properties (whenever acquired) that, if held by Seller as of the Execution Date, would constitute an Asset.

3.24          Operatorship. Seller has not received written notice of any pending vote to have Seller removed as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency) of any of the Properties for which Seller is currently designated as the “operator” under the applicable joint operating agreement, unit agreement, or pipeline agreement or operator of record (as registered with the applicable regulatory agency).

3.25          Labor and Employment. With respect to the Business Employees and former employees of Seller or its Affiliates whose job duties involved providing services to the Assets, (a) Seller is not, nor has been in the past three (3) years, a party to any collective bargaining agreement, (b) no union election is pending or, to Seller’s Knowledge, threatened with respect to the Business Employees and (c) there are no strikes, concerted slowdowns, work stoppages or similar material labor disputes pending or, to Seller’s Knowledge, threatened with respect to any Business Employees. With respect to the ownership and operation of the Assets, Seller is, and for the past three (3) years has been, in material compliance with all applicable Legal Requirements relating to labor or employment. In the past three (3) years, all individuals characterized and treated by Seller or its Affiliates as independent contractors providing services to the Assets are and have been properly treated as independent contractors in all material respects under all applicable Legal Requirements. With respect to the ownership and operation of the Assets, in the past three (3) years, Seller has not received written notice from any Governmental Body that it is not in compliance in any material respects with any applicable labor or employment law. Except as would not result in material liability to the Seller or its applicable Affiliates, all wages, compensation and other sums due and payable to all present and former employees and natural person independent contractors who have provided services with respect to the Assets have been timely paid in full. As of the Execution Date, Seller has not been served with any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding against Seller or its Affiliates that relates to employees or other natural person service providers who serviced the Assets.

3.26          Benefit Plans. Schedule 3.26 contains a true and complete list of each material Seller Benefit Plan that covers Business Employees. Each material Seller Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements and each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service or can rely on an opinion letter from the Internal Revenue Service. Except for coverage that is provided for a period no longer than the period in which continuation coverage may be provided pursuant to Section 4980B of the Code or any similar Legal Requirement, none of the Seller Benefit Plans provide for any post-retirement or post-termination health care benefits. Seller does not sponsor, maintain, contribute to or have any current or contingent liability (including on account of an ERISA Affiliate) with respect to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, including any Multiemployer Plan.

3.27          Investment Intent; Accredited Investor. Seller is acquiring the Buyer Common Stock, if any, issued to it at Closing comprising part of the Equity Purchase Price for its own account for investment purposes and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky laws or any other applicable securities laws. Seller has made, independently and without reliance on Buyer (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Buyer Common Stock comprising part of the Equity Purchase Price and Seller has had reasonable and sufficient access to documents, other information and materials, and reasonable and sufficient opportunity to ask questions of Buyer, as it considers appropriate to make its evaluations. Seller acknowledges that (a) the Buyer Common Stock comprising part of the Equity Purchase Price is not registered pursuant to the Securities Act, and (b) the Buyer Common Stock comprising part of the Equity Purchase Price will, upon its acquisition by Seller (or, if applicable, its transferees), be characterized as “restricted securities” under state and federal securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in compliance with applicable state blue sky laws and any other applicable securities laws. Seller understands that the Buyer Common Stock comprising the Equity Purchase Price shall contain the Transfer Legend. Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

3.28          Independent Evaluation. Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Buyer Common Stock, if any, issued to Seller at Closing and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Buyer Common Stock, if any, issued to Seller at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Buyer Common Stock, if any, issued to Seller at Closing as Seller has deemed necessary or appropriate to consummate the Contemplated Transactions.

3.29          Financial Statements; No Liabilities.

(a)	Seller has made available to Buyer true and complete copies of (i) audited consolidated balance sheets of each of TCPH and TCO and the related audited consolidated statements of income, cash flows and members’ equity as of and for the twelve (12)-month periods ended December 31, 2022, together with all related notes thereto and the reports accompanied thereon of the Audit Firm (collectively, the “Audited Financial Statements”), and (ii) unaudited (reviewed by Audit Firm) consolidated balance sheets of each of TCPH and TCO and the related unaudited consolidated statements of operations, cash flows and members’ equity as of and for the period ended the Balance Sheet Date (the “Six Month Interim Financials,” and, collectively with the Audited Financial Statements and the Interim Financial Statements as defined herein, the “Financial Statements”).

(b)	Except as set forth on Schedule 3.29(b), the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (ii) present fairly, in all material respects, the consolidated financial position and operating results, cash flows and members’ equity of each of TCPH and TCO as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the unaudited Financial Statements, to the absence of notes and other textual disclosures and to normal year-end adjustments and accruals, in each case, which are not material, individually or in the aggregate. The Seller maintains internal accounting controls relevant to the preparation and fair presentation of financial statements designed to provide reasonable assurances that, in all material respects, the financial statements and underlying transactions in connection therewith are recorded as necessary to permit the preparation of the financial statements in conformity with GAAP and free from material misstatement, whether due to fraud or error.

(c)	Except as set forth on Schedule 3.29(c) or as would not reasonably be expected to be material to Seller taken as a whole, neither TCPH nor TCO has any liability or obligation of any nature whatsoever, whether accrued, contingent, absolute or otherwise, that would be required to be reflected specifically (and adequately reserved against on a financial statement of TCPH or TCO, respectively, or in the notes thereto prepared in accordance with GAAP) except for (i) liabilities reflected or reserved against in the Financial Statements dated as of the Balance Sheet Date; (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice (including any liabilities arising in connection with the H&P Rig Contract); and (iii) incurred but not paid expenses and costs of Seller relating to the Contemplated Transactions.

3.30          Disclosures with Multiple Applicability; Materiality; Schedule Supplements; Seller’s Acknowledgement.

(a)	If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition or matter on such disclosure Schedules shall constitute disclosure with respect to all Sections of this Article 3 to which such fact, condition or other matter applies, regardless of the section of such disclosure Schedules in which such fact, condition or other matter is described, but only to the extent such application is reasonably apparent based on the face of the disclosure in which such fact, condition or other matter is disclosed in Seller’s disclosure Schedules. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant of such terms shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. No later than three (3) Business Days prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto to correct any matter that arose after the Execution Date that would otherwise constitute a breach of any representation or warranty of Seller contained herein (each a “Schedule Supplement”); provided, however, that any such Schedule Supplement shall be disregarded for purposes of, and shall not affect Buyer’s conditions to Closing set forth in, Section 7.01. Notwithstanding the foregoing, if as a result of any matter that is the subject of a Schedule Supplement the conditions set forth in Section 7.01 are not satisfied or fulfilled as of the Closing Date, and nonetheless Buyer elects to waive such conditions and proceed with Closing, and Closing occurs, then, for purposes of Article 10, all matters giving rise to Buyer’s termination right shall be deemed waived and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters.

(b)	Seller acknowledges and understands that Buyer and its Affiliates and Representatives possess material nonpublic information relating to the potential transactions described by Buyer on Schedule 3.30(b) not known to Seller that may impact the share price of the Buyer Common Stock (the “Information”), and that Buyer is not disclosing the Information to Seller. Seller understands, based on its experience, the disadvantages to which Seller is subject due to the disparity of information between the Buyer and its Representatives, on the one hand, and Seller and its Representatives, on the other hand. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the Contemplated Transaction. Seller agrees that neither Buyer nor any member of the Buyer Group shall have any liability to Seller or any member of the Seller Group whatsoever due to or in connection with Buyer’s use or non-disclosure of the Information, and Seller, on behalf of itself and the members of the Seller Group, hereby waives any claim that it might have based on the failure of Buyer to disclose the Information.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01          Organization and Good Standing. Buyer is a corporation and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02          Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Assignment and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	Except for compliance with the HSR Act, if applicable, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c)	Except for compliance with the HSR Act, if applicable, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) contravene, conflict with, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)	Except for compliance with the HSR Act, if applicable, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03          Certain Proceedings. Except for any Proceeding filed by any Governmental Body after the Execution Date with respect to the HSR Act, if applicable, there is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04          Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, and the Assets and their value, and it has relied solely on such advice and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, the rules and regulations under such act, any applicable state blue sky laws or any other applicable Legal Requirements.

4.05          Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer is not acquiring the Assets in connection with a distribution or resale in violation of federal or state securities laws or any related rules and regulations. Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. Except with respect to the HSR Act, if applicable, to Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06          Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s fees, finder’s fees, agent’s commissions or other similar forms of compensation with respect to the Contemplated Transactions other than obligations and liabilities that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07          Financial Ability. Buyer will have on the Closing Date sufficient cash, authorized but unissued shares of Buyer Common Stock, available lines of credit or other sources of immediately available funds to enable it to (a) deliver the consideration due at Closing and (b) timely pay and perform Buyer’s obligations under this Agreement and pursuant to the Contemplated Transactions. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall the Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source.

4.08          Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Assets or fractional undivided interests in such Assets, it shall do so in compliance with applicable federal and state securities laws.

4.09          Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely on such representation, warranty, covenant or agreement, as of the Closing Date, (a) Buyer and its Representatives have (i) been permitted access to all materials relating to the Assets, (ii) been afforded the opportunity to ask all questions of Seller concerning the Assets, (iii) been afforded the opportunity to investigate the condition of the Assets and (iv) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets, understand the merits and risks of an investment in the Assets and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise) and (b), except for instances of Fraud, Buyer waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute or otherwise.

4.10          Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or Seller’s Representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article  9, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

4.11          Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article  4.

4.12          Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

4.13          Capitalization.

(a)	The authorized capital of Buyer consists solely of (i) forty million (40,000,000) shares of Buyer Common Stock and (ii) fifty million (50,000,000) shares of preferred stock of Buyer, $0.01 par value per share. As of the Execution Date, the only issued and outstanding capital shares of Buyer are 18,596,884 shares of Buyer Common Stock. Buyer has, and at the Closing will have, sufficient authorized but unissued shares of Buyer Common Stock to enable it to issue (A) the portion of the Equity Purchase Price as determined pursuant to Section 2.04(b)(viii), (B) the shares of Buyer Common Stock issuable in respect of the Indemnity Holdback Amount as determined pursuant to Section 2.04(b)(vii) and (C) to the extent applicable, the shares of Buyer Common Stock issuable in respect of the Defect Deposit Amount as determined pursuant to Section 2.04(b)(xi), in each case, at the Closing. Buyer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Organizational Document of Buyer.

(b)	All of the issued and outstanding shares of Buyer Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Buyer, are fully paid and non-assessable and were not issued in violation of any Right.

(c)	Except as set forth in the Buyer SEC Documents filed prior to the Execution Date and set forth on Schedule 4.13(c), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer to issue or sell any equity interests of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Buyer, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)	Buyer does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities of Buyer providing a right to vote) with the holders of equity interests of Buyer on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

4.14          Valid Issuance. The shares of Buyer Common Stock comprising (a) the Equity Purchase Price, (b) the portion of the Indemnity Holdback Amount (including the Deposit Amount) comprising Buyer Common Stock and (c) to the extent applicable, the portion of the Defect Deposit Amount comprising Buyer Common Stock when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Buyer’s Organizational Documents, will be free of any Encumbrances, other than restrictions on transfer pursuant to applicable securities laws and will not be issued in violation of any Rights or applicable Legal Requirements.

4.15          SEC Documents; Financial Statements; No Liabilities.

(a)	Buyer has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2022. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”) and that Buyer may file after the Execution Date and prior to the Closing Date, are referred to herein as the “Required Buyer SEC Documents”, and such Required Buyer SEC Documents, together with any voluntarily filed reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by Buyer with the SEC on or since January 1, 2022 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Buyer SEC Documents”. The Buyer SEC Documents, at the time filed or furnished, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Buyer SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Buyer SEC Document filed prior to the Execution Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B), in the case of Buyer SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Buyer Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments, and in the case of the Buyer Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.

(b)	There are no liabilities of or with respect to Buyer that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Buyer other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Buyer as of June 30, 2023 (including the notes thereto) included in the Buyer Financial Statements, (ii) liabilities incurred in the ordinary course of business since June 30, 2023, (iii) fees, expenses, indebtedness and liabilities incurred in connection with the transactions contemplated by this Agreement or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.16          Investment Company(a). Buyer is not now, and immediately after the consummation of the Contemplated Transactions, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

4.17          Internal Controls; Listing Exchange.

(a)	Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is accumulated and communicated to Buyer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Buyer has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Buyer’s most recently completed fiscal quarter. Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Buyer’s principal executive and principal financial officers, or persons performing similar functions, and effected by Buyer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and directors of Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on the financial statements.

(b)	Since January 1, 2023, Buyer has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness (each as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls that has been required to be disclosed in Buyer's filings with the SEC that has not been so disclosed. Since January 1, 2023, (i) Buyer has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Buyer’s internal controls, (ii) Buyer has no Knowledge of any fraud that involves management or other employees who have a significant role in Buyer’s internal controls and (iii) there have been no changes in internal controls or, to the Knowledge of Buyer, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c)	The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Buyer has not received any notification that the SEC is contemplating terminating such registration or any notice of delisting. Buyer has not, in the twelve (12) months preceding the Execution Date, received notice from the NYSE (or any other national securities exchange on which the Buyer Common Stock is then listed) to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting). No judgment, Order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the NYSE, preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are, to the Knowledge of Buyer, pending, contemplated or threatened.

4.18          No Stockholder Approval(a). The Contemplated Transactions hereby do not require any vote of the equityholders of Buyer under applicable Legal Requirements, the rules and regulations of the NYSE (or any other national securities exchange on which the Buyer Common Stock is then listed) or the Organizational Documents of Buyer.

4.19          Form S-3(a). As of the Execution Date, Buyer is eligible to register the shares of Buyer Common Stock constituting the Equity Purchase Price for resale by Seller under Form S-3 promulgated under the Securities Act.

ARTICLE 5
COVENANTS OF SELLER

5.01          Access and Investigation.

(a)	Between the Execution Date and the Closing Date (to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, or result in a waiver of any legal privilege of Seller (provided that Seller shall use its commercially reasonable efforts to obtain waivers of any such obligations or other restrictions, but shall not be required to incur any costs or undertake any liabilities with respect thereto)), Seller shall provide Buyer and its Representatives reasonable access, and, if desired by Seller, escorted by a Representative of Seller, during Seller’s regular hours of business, to the Seller-operated Assets, and access to and the right to copy, contracts, books and Records, and other documents and data related to the Assets, except to the extent that any such contracts, books and records or other documents and data are subject to attorney-client privilege or constitute Excluded Assets. Seller shall use commercially reasonable efforts to obtain the consent of each Third Party operator to provide Buyer and its Representatives reasonable access to the Non-Operated Assets, and similar access to Records and other similar information with respect to the Non-Operated Assets in such Third Party operator’s possession or control; provided that Seller shall not be obligated to make payments to, or undertake obligations in favor of, any Third Parties in order to obtain such consent. Subject to the limitations expressly set forth in this Section 5.01, Seller shall also make available to Buyer and its Representatives, by appointment only and during Seller’s regular hours of business, Seller’s and its Affiliates’ personnel knowledgeable with respect to the Assets in order that Buyer and its Representatives may make such diligence investigation as Buyer or its Representatives consider necessary or appropriate. except as expressly provided in this Agreement or in the Assignment, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files and other data that it may provide or disclose to Buyer.

(b)	Subject to the limitations described in Section 5.01(a), from the first (1st) Business Day following the Execution Date until 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct (or cause any of its Representatives to conduct) a Phase I Environmental Site Assessment of the Assets by giving not less than three (3) Business Days advance written notice to Seller. With respect to any Non-Operated Assets, Seller shall use commercially reasonable efforts to obtain the permission of each Third Party operator of such Non-Operated Assets for Buyer and/or its Representatives to conduct a Phase I Environmental Site Assessment with respect to such Non-Operated Assets; provided that Seller shall not be obligated to make payments to or undertake obligations in favor of any Third Parties in order to obtain such permission. In connection with any Phase I Environmental Site Assessment, Buyer and its Representatives shall be permitted to enter upon the Assets (and, if desired by Seller, be escorted by a Representative of Seller), visually inspect the Assets, review Seller’s files and Records related to the Assets’ environmental conditions (excluding those not required to be provided pursuant to Section 5.01(a)), and generally conduct visual, non-invasive tests, examinations and investigations. Notwithstanding anything in this Section 5.01 to the contrary, (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling (except as expressly contemplated in the subsequent sentence). Buyer’s environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Seller’s prior written permission, which may be withheld in Seller’s sole discretion; provided, however, that if Buyer’s Phase I Environmental Site Assessment reasonably recommends that invasive testing or sampling of the Assets should be conducted to verify the existence of an Environmental Defect and Seller withholds its consent to conduct such invasive testing or sampling, Buyer may elect to deliver an Environmental Defect Notice with respect to the Assets based on information available to Buyer and subject to the requirements of Section 11.09 and the failure to perform invasive testing or sampling shall not in and of itself be a basis for invalidating such Environmental Defect Notice.

(c)	Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets, and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing occurs, such confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding anything contained in this Agreement to the contrary, such termination of the Confidentiality Agreement shall not relieve any party to such Confidentiality Agreement from any liability under such agreement for the Breach of such agreement prior to the Execution Date.

(d)	Upon completion of Buyer’s due diligence under this Section 5.01, Buyer shall at its sole cost and expense and without any cost or expense to Seller Group (i) repair all damages done to any Assets resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm, if applicable), (ii) if applicable, restore the Assets to substantially the same condition as they were prior to commencement of any such due diligence; and (iii) remove all equipment, tools and other property brought onto the Assets by Buyer or any of Buyer’s Representatives in connection with such due diligence. Any material disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(e)	During all periods that Buyer or its Representatives or environmental contractors are on the Assets, Buyer and its Representatives or environmental contractors shall maintain, at their sole expense, policies of insurance of the types and in the amounts as maintained by Buyer as of the Execution Date, and with respect to Buyer’s Representatives or environmental contractors, of the types and in the amounts as customary for the industry. In the event Buyer receives notice of its insurers intent to cancel any of the insurance required pursuant to this Section 5.01(e), Buyer shall provide notice to Seller as soon as reasonably practicable. Upon request by Seller, Buyer shall provide a certificate of insurance reflecting evidence of such insurance prior to entering onto the Assets.

(f)	Buyer agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages attributable to, arising out of or relating to access to the Records, any offices of Seller, or the Assets prior to the Closing by Buyer or any of Buyer’s Representatives pursuant to Section 5.01(a) and Section 5.01(b), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any member of the Seller Group, but excluding (I) the gross negligence or willful misconduct on the part of Seller or any member of the Seller Group and (II) any liabilities attributable to any previously existing condition of the Assets uncovered or discovered by Buyer or any of its Representatives during the course of any such inspection of the Assets, except to the extent any such liabilities are exacerbated due to Buyer’s or Buyer’s Representatives’ physical actions on the Assets.

5.02          Conduct of Business. Except (x) as set forth on Schedule 5.02, or (y) as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets owned by it as a reasonably prudent operator, in compliance with all applicable Legal Requirements and otherwise in the ordinary course consistent with past practice, and, without limiting the generality of the preceding, shall:

(a)	not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except as required under any Leases or Contracts to the extent that the same has been set forth on Schedule 5.02, and except for (i) sales of Hydrocarbons in the ordinary course of business and (ii) sales of equipment and inventory that are surplus, obsolete or replaced;

(b)	not voluntarily relinquish its position as operator to anyone other than Buyer (or an Affiliate of Buyer) with respect to any of the Assets operated by Seller, or voluntarily abandon any Asset (except as required pursuant to the terms of a Lease or applicable Legal Requirement);

(c)	not commence, propose or agree to participate in any single operation (or series of related operations) with respect to the Properties with an anticipated cost in excess of Two Hundred Fifty Thousand Dollars ($250,000) (net to Seller’s interest), except for any emergency operations;

(d)	not execute, terminate, novate, cancel, extend or materially amend or modify any Material Contract or Lease (or document which upon execution would be an Material Contract or Lease) other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice;

(e)	to keep Buyer reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets;

(f)	not, and cause its Affiliate to not (i) terminate the employment of any Available Employee, other than for cause and (ii) except for the granting of any bonus or other payment in connection with the transactions contemplated by this Agreement, increase the compensation or benefits of any Available Employee other than in the ordinary course of business consistent with past practice and in accordance with applicable Seller Benefits Plans;

(g)	use commercially reasonable efforts to maintain existing insurance coverage on the Assets presently furnished by nonaffiliated Third Parties;

(h)	maintain the books of account and Records relating to the Assets in Seller’s ordinary course of business;

(i)	not take (or permit or authorize any Representative or other Person retained by, acting for or on behalf of Seller), directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer;

(j)	use commercially reasonable efforts to maintain (i) all material Permits that are held by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all Credit Support held by Seller as of the Execution Date, in each case, in the Seller’s ordinary course of business;

(k)	make all filings that Seller is required to make under applicable Legal Requirement with respect to the Assets;

(l)	without limitation of Section 6.01, give written notice to Buyer as soon as practicable of any written notice received or given by Seller or its Affiliates with respect to any (i) alleged breach by Seller or any Third Party of any Material Contract, Lease, or Right of Way, (ii) alleged material violation of Legal Requirement by Seller or a Third Party operator with respect to any of the Assets or (iii) material Proceeding with respect to any Asset;

(m)	subject to the limitations set forth in Section 5.02(c), not elect (or fail to make an election, the result of which is) to go non-consent as to any proposed operation on any of the Leases or Wells;

(n)	subject to the limitations set forth in Section 5.02(c), maintain in full force and effect all Leases that are presently producing in paying quantities or otherwise held by shut-in payments, delay rentals or other payments in lieu of production or drilling operations;

(o)	not incur any indebtedness secured by an Encumbrance on any Assets, take any action that would cause an Encumbrance to arise or exist on any Assets or otherwise allow an Encumbrance to attach to or encumber the Assets (in each case other than a Permitted Encumbrance);

(p)	not waive, compromise or settle any material right or claim, other than waivers, compromises or settlements (i) that would not reasonably be expected to result in any material adverse effect or liability to the Buyer with respect to the Asset from and after Closing and (ii) for which the amount in controversy is reasonably expected to be less than Two Hundred Fifty Thousand Dollars ($250,000), net to Seller’s interest with respect to any of the Assets;

(q)	subject to the limitations set forth in Section 5.02(c) and except for any emergency operations, not plug or abandon any well located on the Assets unless required by applicable Legal Requirements, Applicable Contract or Lease; and

(r)	not commit or enter into any agreement with respect to any matter that is prohibited by the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval shall not be unreasonably withheld, conditioned or delayed, and, shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent, unless Buyer notifies Seller to the contrary during such ten (10)-day period. Requests for approval of any action restricted by this Section 5.02 shall be delivered to the person designated in Section 13.03 to receive notices on behalf of Buyer whom shall have full authority to grant or deny such requests for approval on behalf of Buyer. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action reasonably promptly thereafter. If any specific action or inaction approved (or deemed approved) by Buyer pursuant to this Section 5.02 would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 the taking of such action or inaction by Seller shall not, in and of itself, constitute a breach of such representations and warranties for which it is relevant.

5.03          Consent and Waiver. No later than five (5) Business Days following the Execution Date, Seller shall prepare and send, or cause to be prepared and sent, on forms reasonably satisfactory and approved by Buyer, (a) notices to the holders of any Consents (other than Consents and approvals of Governmental Bodies that are customarily obtained after Closing), including those Required Consents set forth on Schedule 3.11(a) requesting consent to the Contemplated Transactions, and (b) notice to the holders of any applicable Preferential Purchase Right or any other similar rights, including those set forth on Schedule 3.11(b), in compliance with the terms of such rights and requesting waivers of such rights. Seller shall use commercially reasonable efforts to cause such Consent required to be obtained and delivered prior to Closing and cause all such Preferential Purchase Rights or similar rights to be waived prior to Closing. If, prior to Closing, Seller or Buyer discovers any Consents, Preferential Purchase Rights or any other similar rights that are not set forth on Schedule 3.11(a) or Schedule 3.11(b) and which are applicable to the Assets, Seller or Buyer, as applicable, shall provide written notice to the other Party of the same, whereupon Seller shall promptly thereafter comply with this Section 5.03 with respect to such right. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the waiver of any Preferential Purchase Right or any Consents. Buyer shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such waivers of Preferential Purchase Rights and Consents.

5.04          Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or Seller’s operating Affiliate) as operator of those Assets or portions of such Assets that Seller (or its applicable operating Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions of such Assets) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing. Seller shall use commercially reasonable efforts to assist Buyer to obtain all necessary Permits (at Buyer’s sole cost and expense) in connection with Buyer’s designation as operator as to the Assets Seller presently operates at Closing.

ARTICLE 6
OTHER COVENANTS

6.01          Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(d)) without liability or Damage to the Party curing such breach, then such Breach shall be considered not to have occurred for all purposes of this Agreement.

6.02          Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Seller or its Affiliates covering the Assets, nor any of the Credit Support, if any, posted by Seller or any of Seller’s Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of (i) all governmental bonds and governmental authorizations necessary for Buyer to own and, with respect to Assets currently operated by Seller or an Affiliate of Seller, operate such Assets and (ii) all other replacement Credit Support described on Schedule 6.02(a) (to the extent and up to the amounts set forth on such schedule) to the extent that the same is necessary for Seller or its Affiliates to own and, with respect to Assets currently operated by Seller or an Affiliate of Seller, operate such Assets. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title to such Assets and to comply with applicable Legal Requirements related thereto, and Seller shall use commercially reasonable efforts to assist Buyer with such filings.

6.03          Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable best efforts to assist the other Party(ies) with respect to such filings, applications and negotiations. The cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment shall be borne one-half (1/2) by Buyer and one-half (1/2) by Seller.

(a)	In furtherance and not limitation of the foregoing, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file, if applicable, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (including the issuance of the Buyer Common Stock included in the Equity Purchase Price) as soon as reasonably practicable following the date hereof, but no later than ten (10) Business Days after the date hereof and (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act, and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. All filing fees required under the HSR Act or any other Antitrust Law shall be borne one-half (1/2) by Buyer and one-half (1/2) by Seller.

(b)	In connection with the efforts referenced in this Section to obtain all requisite approvals and authorizations for the transactions contemplated by this agreement under the HSR Act or any other Antitrust Law, each of the Parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Parties informed in all material respects of any material communication received by such party from any Governmental Body, provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Body, except the parties’ HSR filings, and keep the other parties informed in all material respects of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) to the extent permitted by law, permit the other parties a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, or correspondence with, any Governmental Body, including in connection with any proceeding by a private party; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Assets, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section as “Outside Counsel Only.” The foregoing obligations in this Section 6.03 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

6.04          Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

6.05          Financial Information.

(a)	On or prior to the signing of this Agreement, Seller has provided Buyer with the following:

(i)	the Audited Financial Statements;

(ii)	a reserve report of Seller as of December 31, 2022 covering all or substantially all of the Properties and utilizing SEC pricing that, with respect to the report delivered as of December 31, 2022, has been audited by a nationally recognized petroleum engineering consultant of Seller (the “Reserve Engineer” and such report, the “Initial Reserve Reports”); and

(iii)	the Six Month Interim Financials.

(b)	After the date of this Agreement until the date on which Buyer files on EDGAR its Annual Report on Form 10-K for the year ended December 31, 2024 (the “Records Period”), Seller shall use:

(i)	commercially reasonable efforts to cause the external audit firm that audits the Audited Financial Statements (the “Audit Firm”) to cooperate with Buyer and its Representatives to cause the Audited Financial Statements to comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Buyer and its Affiliates under the Exchange Act or any registration of securities under the Securities Act; provided, however, that, upon reasonable request by Buyer, Seller shall use commercially reasonable efforts to provide or cause to be provided information not included in the Audited Financial Statements that may be necessary for the preparation by Buyer of any pro forma financial information;

(ii)	commercially reasonable efforts (A) to prepare or cause to be prepared unaudited (reviewed by Audit Firm) consolidated balance sheets of each of TCPH and TCO and the related unaudited consolidated statements of operations, cash flows and members’ equity as of and for the period ended September 30, 2023 (the “Nine Month Interim Financials” and, together with the Six Month Interim Financials, the “Interim Financial Statements”) and (B) in causing the Audit Firm to cooperate with Buyer and its Representatives to cause the Interim Financial Statements to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Buyer and its Affiliates under the Exchange Act or any registration of securities under the Securities Act;

(iii)	commercially reasonable efforts as soon as reasonably practicable after the Execution Date and in any event no later than twenty (20) days after the Closing Date, to deliver the Nine Month Interim Financials to Buyer;

(iv)	prior to Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives, on a commercially reasonable basis to provide, in each case at Buyer’s sole cost and expense, such assistance as is reasonably requested by Buyer in connection with the arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent reasonably deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (the “Financing”); provided (A) such requested assistance does not, in Seller’s reasonable judgment, require Seller or its Affiliates or any of their respective representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable laws or result in a violation or breach of, or default under, any material Contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financing, (B) that such requested assistance does not unreasonably interfere with operations of Seller or its Affiliates or its or their respective assets and (C) any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that obtaining Financing is not a condition to Closing and, if the Financing has not been obtained, Buyer shall continue to be obligated to complete the Contemplated Transactions; and

(v)	commercially reasonable efforts to deliver to Buyer, as soon as reasonably practicable after the Closing Date, an unaudited consolidated statement of operations of each of TCPH and TCO for the period of October 1, 2023, through the Closing Date prepared in accordance with GAAP.

(c)	At Buyer’s request, during the Records Period, Seller agrees to use commercially reasonable efforts to make available to Buyer and its Affiliates and their Representatives any and all Records to the extent in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Buyer, its Affiliates and their Representatives in order to prepare financial statements in connection with Buyer’s or its Affiliates’ debt or equity securities offerings or filings, if any, that are required by the SEC, under securities laws applicable to Buyer and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act, in connection with the transactions contemplated by this Agreement (the “Required Buyer Financial Statements”).

(d)	During the Records Period, Seller shall use commercially reasonable efforts to cause its accountants, counsel, agents and other Persons to cooperate with Buyer and its Representatives in connection with the preparation by Buyer of the Required Buyer Financial Statements that are required to be included in any filing by Buyer or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm and the Reserve Engineer to (i) provide its consent to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the SEC under securities laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or in connection with the Financing or (B) any prospectus or offering memorandum or (ii) to provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period. If reasonably requested, Seller shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Required Buyer Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(e)	In no event shall Seller or any of its Affiliates or Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to Section 6.05(a) through (d), including, without limitation, all costs, expenses and fees relating to the preparation of the Interim Financial Statements and any costs and expenses relating to the incorporation of supplemental oil and gas disclosures in the Audited Financial Statements, in each case, whether incurred on, prior to or after the Execution Date. Buyer shall be responsible for all such costs, expenses, and fees related to the actions contemplated by Section 6.05(a) through (d), including the compensation of any contractor or advisor of Seller or any of its Affiliates or Representatives. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor of Seller or any of its Affiliates or Representatives) incurred in connection with the cooperation of Seller as contemplated by this Section 6.05. Further, Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Seller and its Affiliates and Representatives under Section 6.05(a) through (d) (other than to the extent resulting from the fraud, gross negligence, bad faith or willful and intentional misconduct of Seller or any of its Affiliates or Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction).

6.06          NYSE Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock constituting the Equity Purchase Price to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.07          Conduct of Buyer. From the Execution Date until the Closing, except (w) as reasonably necessary or required in order for the Buyer to perform its obligations and covenants set forth herein, (x) as expressly contemplated by this Agreement or (y) as expressly consented to by Sellers (which consent shall not be unreasonably delayed, withheld or conditioned), Buyer shall not:

(a)	except as disclosed in Schedule 6.07(a)(i), amend or adopt any change to any Organizational Documents of Buyer if such amendment or change would reasonably be expected to adversely affect (i) the rights, preferences, privileges and terms of the Buyer Common Stock comprising the Equity Purchase Price in a manner that materially and disproportionately adversely impacts Seller as compared to the other holders of Buyer Common Stock or (ii) the consummation of the transactions contemplated by this Agreement;

(b)	declare, issue, pay or make, or set a record date prior to the Closing with respect to, any dividend or distribution to holders of Buyer Common Stock;

(c)	adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Buyer; or

(d)	agree or commit to do any of the foregoing.

6.08          Certain Taxes. Seller shall use commercially reasonable efforts to pay the tax matters described on Schedule PE on or before the Closing Date.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the Contemplated Transactions (except for the obligations of Buyer to be performed prior to the Closing and obligations that survive termination of this Agreement) is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01          Accuracy of Representations. The (a) Fundamental Representations of Seller shall be true and correct in all material respects as of the Execution Date and the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects on and as of such specified date, and (b) the representations and warranties of Seller set forth in Article 3 (other than the Fundamental Representations) shall be true and correct in all respects (without regard to any materiality qualifier) as of the Execution Date and as of the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct on and as of such specified date, except, in the case of this clause (b), for those Breaches, if any, of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.02          Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03          No Orders. On the Closing Date, no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions.

7.04          HSR. All approvals from Governmental Bodies required for the Contemplated Transactions under the HSR Act shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.05          Title and Environmental Defects; Consents; Preferential Purchase Rights; Excluded Assets and Casualty Loss. The net sum of the aggregate downward Purchase Price adjustments (a) for Title Defect Values and Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11 or reasonably alleged in good faith by Buyer (and in the case of Title Defect Values, less the sum of all Title Benefit Values), without duplication, plus (b) under Section 11.01, plus (c) under Section 11.02, plus (d) under Section 11.13 shall be less than or equal to twenty percent (20%) of the unadjusted Purchase Price.

7.06          Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to consummate the Contemplated Transactions (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement) is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01          Accuracy of Representations. The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects (without regard to any materiality qualifier) as of the Execution Date and as of the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct on and as of such specified date.

8.02          Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03          No Orders. On the Closing Date, no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions.

8.04          HSR. All approvals from Governmental Bodies required for the Contemplated Transactions under the HSR Act shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.05          Title and Environmental Defects; Consents; Preferential Purchase Rights; Excluded Assets and Casualty Loss. The net sum of the aggregate downward Purchase Price adjustments (a) for Title Defect Values and Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11 or reasonably alleged in good faith by Buyer (and in the case of Title Defect Values, less the sum of all Title Benefit Values), without duplication, plus (b) under Section 11.01, plus (c) under Section 11.02, plus (d) under Section 11.13 shall be less than or equal to twenty percent (20%) of the unadjusted Purchase Price.

8.06          Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

ARTICLE 9
TERMINATION

9.01          Termination Events. This Agreement may, by written notice given at any time prior to the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement to which no cure period shall apply. In no event shall Buyer be entitled to terminate this Agreement pursuant to this Section 9.01(b) if Buyer is in material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided that, in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement to which no cure period shall apply. In no event shall Seller be entitled to terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material Breach of this Agreement;

(d)	by Seller or Buyer, if the Closing has not occurred on or before December 4, 2023 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided, however, that if the applicable waiting period (and any extensions thereof) under the HSR Act has not expired or otherwise been terminated on or prior to such date, but all other conditions precedent to Closing set forth in Article 7 and Article 8 have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), then the Outside Date will automatically be extended to the date that is One Hundred Twenty (120) days after the Execution Date; provided, further, no Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party is in material Breach of this Agreement; and

(e)	by Seller or Buyer, if a Governmental Body has issued an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order has become final and nonappealable;

provided, that, if either Party notifies the other Party of its intention to terminate this Agreement pursuant to a failure of the conditions in Section 7.05 or Section 8.05, the non-terminating Party may, prior to giving effect to such termination, elect by written notice to submit any or all asserted Title Defects or Environmental Defects as a Disputed Matter in accordance with Section 11.14, for the sole purpose of determining whether the Title Defect Values and Environmental Defect Values are finally determined to be (when aggregated with all other matters under Section 7.05 or Section 8.05 (as applicable)) equal to or greater than twenty percent (20%) of the unadjusted Purchase Price (such notice, an “Arbitration Notice”). In such case, the Parties shall select an Expert within five (5) Business Days of the delivery of such written notice, each Party shall submit such Party’s position to the Expert within five (5) Business Days of the selection of such Expert, and each Party shall instruct the Expert to deliver its determination of any Disputed Matters within forty-five (45) days after the appointment of such Person. If an Arbitration Notice is delivered, unless otherwise agreed by the Parties, no termination in accordance with a failure of the conditions in Section 7.05 or Section 8.05 (as applicable) shall be effective (and the Outside Date shall be tolled) until the final resolution of such arbitration; provided that the final resolution must occur on or before the first (1st) Business Day that is the date that is one hundred twenty (120) days after the Target Closing Date.

9.02          Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, then (i) except as set forth in this sentence, all obligations of the Parties under this Agreement shall terminate, (ii) such termination shall not impair nor restrict the rights of a Party against the other Party(ies) with respect to the Deposit Amount pursuant to Section 9.02(b) and Section 9.02(d), (iii) except for such rights with respect to the Deposit Amount pursuant to Section 9.02(b) and Section 9.02(d) and for any and all liability in respect of those provisions surviving termination of this Agreement set forth in the following clause (iv) (whether accruing prior to, at or after termination), the termination of this Agreement shall relieve each Party from liability for any failure to perform or observe in any respect of, or any breach of, its representations, warranties, agreements or covenants contained in this Agreement, and (iv) the following provisions shall survive the termination: Sections 5.01(f), 6.05, 9.02, 9.03, 10.06, 10.07, 10.10, 10.11, 10.12, Article 1, Article 13 (other than Section 13.01), and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)	If Seller has the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated in such provision), then, in either case, Seller shall have the right, at Seller’s sole discretion, to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 2.04(b)(i), or (2) if Seller does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), to terminate this Agreement and retain the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer under this Agreement. If Seller terminates this Agreement pursuant to this Section 9.02(b)(i) and retains the Deposit Amount as liquidated damages, then (1) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (2) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated in such provision), then, in either case, Buyer shall have the right, at its sole discretion and as its sole and exclusive remedy, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 2.04(b)(i), or (2) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement, in which case, Buyer shall be entitled to (x) receive a return of the Deposit Amount and (y) recover an amount equal to Buyer’s actual damages, up to an amount not to exceed Three Million Dollars ($3,000,000). If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek the return of the Deposit Amount, then the Parties shall, within two (2) Business Days of Buyer’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer. Upon the termination of this Agreement, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	The Parties recognize that the actual Damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(d)	If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then (i) within two (2) Business Days of such termination, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer (free and clear of any claims by Seller) and (ii) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(e)	Without limiting the other provisions of this Section 9.02, to the extent necessary to release the Deposit Amount to either Party entitled to receive the Deposit Amount under this Section 9.02, Buyer and Seller shall promptly (but in no event more than two (2) Business Days of the applicable election or termination) take such reasonable actions as necessary to cause the release of such amount(s) from the custody of the Escrow Agent to the applicable Party or Parties, including (i) executing and delivering joint written instructions to the Escrow Agent for the release of any shares of Buyer Common Stock comprising the Deposit Amount, (ii) executing and delivering joint written instructions to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (iii) providing the Transfer Agent with the applicable Transfer Agent Documentation.

9.03          Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) if requested by Seller, an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10
INDEMNIFICATION; REMEDIES

10.01      Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) Fundamental Representations of Seller shall survive for the applicable statute of limitations, (b) the representations and warranties in Section 3.04 and the covenants and agreements in Section 2.07(b) and Section 13.02(b)-(g) shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Assignment shall survive for thirty-six (36) months after Closing, (d) the covenants and other agreements of Seller set forth in this Agreement (other than those set forth in Section 13.02(b)-(g)) to be performed on or before Closing shall expire twelve (12) months after Closing, (e) the covenants and other agreements of Seller set forth in this Agreement (other than those set forth in Section 13.02(b)-(g)) to be performed after Closing shall survive until fully performed, (f) all other representations and warranties of Seller shall survive for twelve (12) months after Closing and (g) all representations and warranties, covenants, and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification with respect to such indemnity, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 10.02(c) shall survive with respect to the Specified Obligations set forth in clause (b) until the date that is twenty-four (24) months after Closing. The indemnities in Section 10.02(c) shall survive with respect to the Specified Obligations set forth in clauses (a), (c) (f) and (j) until the date that is thirty-six (36) months after Closing. The indemnities in Section 10.02(c) shall survive with respect to the Specified Obligations set forth in clauses (d), (e) and (g), until the expiration of the applicable statute of limitations. The indemnities in Section 10.02(c) with respect to the Specified Obligations set forth in clause (h) of such definition shall survive for the applicable statute of limitations plus sixty (60) days. The indemnities in Section 10.02(c) with respect to the Specified Obligations set forth in clause (i) of such definition shall survive indefinitely. All other indemnities of Buyer and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided in this Agreement.

10.02      Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, each Seller jointly and severally shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement; and

(c)	the Specified Obligations.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, the right to specific performance and other equitable remedies available under applicable Legal Requirements for the failure of Seller to perform its obligations that are required to be performed hereunder after Closing and the special warranty of Defensible Title set forth in the Assignment, and except for instances of Fraud, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions and any Damages arising from, based upon, related to or associated therewith, including Breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificates delivered by Seller at Closing pursuant to Section 2.04. Buyer releases Seller Group from any and all claims, causes of action, Proceedings or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to the Closing or the condition, quality, status or nature of the Assets prior to the Closing (including any and all claims related to environmental matters or liability or violations of Environmental Laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of Seller’s Affiliates).

10.03      Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement; and

(c)	the Assumed Obligations.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and the right to specific performance and other equitable remedies available under applicable Legal Requirements for the failure of Buyer to perform its obligations that are required to be performed hereunder after Closing are Seller Group’s exclusive legal remedies against Buyer with respect to this Agreement and the Contemplated Transactions and any Damages arising from, based upon, related to or associated therewith, including Breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificates delivered by Buyer at Closing pursuant to Section 2.03. Buyer shall have no obligation to indemnify any member of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 10.02(c).

10.04      Indemnity Net of Insurance; Subrogation. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates). To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

10.05      Limitations on Liability. Except with respect to the Fundamental Representations of Seller and the representations and warranties set forth in Section 3.04, if the Closing occurs, Seller shall have no liability for any indemnification under Section 10.02(a): (a) for Damages with respect to any occurrence, claim, award or judgment that do not individually exceed One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed one and one-half percent (1.5%) of the unadjusted Purchase Price, in the aggregate, and then only to the extent such aggregate Damages exceed one and one-half percent (1.5%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations of Seller and the representations and warranties set forth in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such Damages exceed ten percent (10%) of the unadjusted Purchase Price (the “Indemnification Cap”). Notwithstanding anything in this Agreement to the contrary, except for instances of Fraud, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the greater of the unadjusted Purchase Price and the Final Amount.

10.06      Procedure for Indemnification – Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise materially prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)	If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and:

(i)	to the extent that the indemnifying Party wishes (unless the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.

(c)	If reasonably requested by the indemnifying Party, the indemnified Party agrees to use commercially reasonable efforts to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); however, the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if:

(i)	such Proceeding relates to or arises in connection with any criminal proceeding;

(ii)	such Proceeding seeks an injunction or equitable relief against any indemnified Party;

(iii)	such Proceeding has or would reasonably be expected to result in Damages indemnifiable under Section 10.02(a) in excess of the Indemnification Cap; or

(iv)	the indemnifying Party has failed or is failing to defend in good faith such Proceeding.

(d)	If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent (which may be withheld in the indemnified party’s sole discretion) unless:

(i)	there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person; and

(ii)	the sole relief provided is monetary damages that are paid in full by the indemnifying Party.

(e)	To the extent the provisions of this Section 10.06 are inconsistent with Section 13.02(g), Section 13.02(g) shall control with respect to any Pre-Effective Time Tax Contest or any Straddle Period Tax Contest, as applicable.

10.07      Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought; provided that such claim must be provided within thirty (30) days after such claim is discovered.

10.08      Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to Buyer’s and Seller’s (as applicable) respective present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against the other Party(ies) under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09      Extent of Representations and Warranties.

(a)	except as and to the extent expressly set forth in this Agreement or in the Assignment, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its Affiliates or representatives by any Affiliates or Representatives of Seller or Warburg or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or Representative of Seller or Warburg (collectively, the “Seller Released Persons”)). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Assignment, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise, relating to (i) the title to any of the Assets, (ii) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (iii) any infringement by Seller of any patent or proprietary right of any Third Party, (iv) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing), (v) the environmental condition and other condition of each of the Assets and any potential liability arising from or related to the Assets and (vi) the presence or absence of asbestos, norm, or other wastes or Hazardous Materials in or on the assets.

(b)	Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and only on the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or any other Seller Released Person, alleging facts contrary to the foregoing acknowledgment and affirmation, or the disclaimers set forth in Section 10.09(a) or the representations and warranties set forth in Sections 4.09 and 4.10.

10.10      Compliance With Express Negligence Test. The Parties agree that any indemnity, defense or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such Damages were occasioned by gross negligence or willful misconduct of the indemnified party or any applicable group member of such indemnified party, it being the parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any applicable group member of such indemnified party not be covered by the release, defense or indemnity obligations of this agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge, satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11      Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and Seller and Buyer release the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement and any damages or claims relating to or arising out of the contemplated transactions or this agreement calculated based on or otherwise derived from a multiple of EBITDA, excluding, in each case and for the avoidance of doubt, any direct damages to the extent constituting direct damages under Texas law. Notwithstanding the foregoing, any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this ARTICLE 10 shall be included in the Damages recoverable under such indemnity.

10.12      No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13      Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.

10.14      Waiver of Right to Rescission or Modify. Without limiting each Party’s right to specific performance and other equitable remedies available under applicable Legal Requirements for the failure of the other Party to perform its obligations that are required to be performed by such other Party hereunder after Closing, Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the Contemplated Transactions.

10.15      Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies or prior practices for the determination and reporting of any Asset Taxes that were utilized on any Tax Return filed prior to the Closing Date for purposes of calculating and reporting Asset Taxes that are (x) attributable to any Tax period ending after the Effective Time and (y) not due prior to the Closing Date, it being understood that Buyer must make its own determination as to the proper methodologies and practices that can or should be used for purposes of calculating and reporting such Asset Taxes. For the avoidance of doubt, nothing in this Section 10.15 shall alter the application of Section 13.02(c) or cause any Asset Taxes, including any penalties or interest thereon, that are allocated to Seller pursuant to Section 13.02(c) to be economically borne by Buyer.

10.16      Seller Materiality Scrape. Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in Section 10.02, when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and Material Adverse Effect contained in such representation or warranty shall be disregarded.

10.17      Indemnity Holdback. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the terms and provisions set forth in this Section 10.17 shall control as to the Parties.

(a)	At Closing, the Deposit Amount shall remain in the Escrow Account and Buyer shall cause the issuance of the number of shares of Buyer Common Stock issuable pursuant to Section 2.04(b)(vii) to be delivered to the Escrow Agent for deposit in the Escrow Account. The shares of Buyer Common Stock described in the immediately preceding sentence, together with any dividends, or distributions thereon, and any other property received in respect of or arising therefrom (including any stock split transaction), that as of any time of determination, have not been paid out or disbursed to a Party or its designee pursuant to this Section 10.17 are collectively referred to as the “Indemnity Escrow Property”. The Indemnity Escrow Property shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of this Section 10.17 and the Escrow Agreement, as security against, and to support the satisfaction of the obligation to defend and indemnify or otherwise pay any amounts to any of the Buyer Group pursuant to Section 10.02.

(b)	If, at any time on or prior to the Second Holdback Release Date, Buyer delivers to Seller and the Escrow Agent a claim notice that any member of Buyer Group is entitled under Section 10.02 to indemnity, payment and reimbursement for any alleged Damages, Seller shall, within thirty (30) days after the receipt of any such claim notice, deliver to Buyer and the Escrow Agent (i) written instructions instructing the Escrow Agent to disburse to Buyer from the Indemnity Escrow Property an amount equal to all or a stipulated amount of such alleged Damages set forth in such claim notice to such account(s) as Buyer designates in such claim notice, which amount shall first be disbursed in shares of Buyer Common Stock (valued on the Current Share Price), and then to the extent such disbursement of Buyer Common Stock was not sufficient to satisfy such amount, in any cash comprising part of the Indemnity Escrow Property and then in any other property comprising part of the Indemnity Escrow Property (valued on a basis mutually agreed by the Parties acting in good faith), (ii) a written notice that Seller disputes that Buyer Group is entitled to indemnity, payment and reimbursement of all or any portion (which shall be stipulated in Seller’s notice) of the amount of the alleged Damages in Buyer’s claim notice or (iii) any combination of the foregoing. Timely delivery of Seller’s written notice stipulating that Seller disputes any portion of the amount of damages to which Buyer claims the Buyer Group is entitled shall constitute notice that such amount in dispute shall not be released by the Escrow Agent to Buyer and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement until the dispute has been fully resolved by final non-appealable court order, arbitrator’s decision, settlement or otherwise. The failure of Seller to deliver a written notice that Seller disputes any portion of the amount of Damages to which Buyer claims the Buyer Group is entitled shall constitute notice that Seller accepts such indemnity obligations hereunder with respect to such claim notice and all such amounts asserted by Buyer Group in such claim notice shall be retained in the Escrow Account by the Escrow Agent.

(c)	If Seller (i) timely delivers to Buyer and Escrow Agent a notice that Seller does not dispute any of the alleged Damages specified in Buyer’s claim notice, (ii) timely delivers a notice to Buyer and the Escrow Agent that it disputes only a portion of the Damages alleged in Buyer’s claim notice or (iii) fails to deliver a written notice that Seller disputes any portion of the amount of Damages to which Buyer claims the Buyer Group is entitled, then Buyer and Seller shall promptly (but in no event later than two (2) Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to disburse to Buyer (A) in the case of Section 10.17(c)(i) and Section 10.17(c)(iii), the entire amount of the alleged Damages specified in the applicable claim notice and (B) in the case of Section 10.17(c)(ii), the amount of the alleged Damages specified in Seller’s notice that are not in dispute, in each case, which amount shall first be disbursed in shares of Buyer Common Stock (valued on the Current Share Price) and then to the extent such disbursement of Buyer Common Stock was not sufficient to satisfy such amount, in any cash comprising part of the Indemnity Escrow Property, and then in any other property comprising part of the Indemnity Escrow Property (valued on a basis mutually agreed by the Parties acting in good faith).

(d)	On the First Holdback Release Date, the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Seller or its designee from the Indemnity Escrow Property an amount equal to the positive remainder (if any) of (i) Twenty-One Million Two Hundred Fifty Thousand Dollars ($21,250,000) minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Buyer in any and all applicable unresolved claim notices delivered to Escrow Agent by Buyer on or prior to the First Holdback Release Date, which amount shall first be disbursed in shares of Buyer Common Stock (valued on the Current Share Price) and then to the extent such disbursement of Buyer Common Stock was not sufficient to satisfy such amount, in any cash comprising part of the Indemnity Escrow Property, and then in any other property comprising part of the Indemnity Escrow Property (valued on a basis mutually agreed by the Parties acting in good faith).

(e)	On the Second Holdback Release Date, the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Seller or its designee from the Indemnity Escrow Property an amount equal to the positive remainder (if any) of (i) the remaining Indemnity Escrow Property minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Buyer in any and all applicable unresolved claim notices delivered to Escrow Agent by Buyer on or prior to the Second Holdback Release Date, which amount shall first be disbursed in shares of Buyer Common Stock (valued on the Current Share Price) and then to the extent such disbursement of Buyer Common Stock was not sufficient to satisfy such amount, in any cash comprising part of the Indemnity Escrow Property, and then in any other property comprising part of the Indemnity Escrow Property (valued on a basis mutually agreed by the Parties acting in good faith).

(f)	From and after the Second Holdback Release Date, upon resolution of each dispute of the Buyer Group’s entitlement to such Damages from the Indemnity Escrow Property in accordance with the terms hereof, Buyer and Seller shall promptly (but in no event more than two (2) Business Days after such resolution) execute and deliver joint written instructions to the Escrow Agent for the release from the Indemnity Escrow Property (i) to Buyer any amounts to which Buyer Group is entitled upon resolution of such dispute and (ii) to Seller or its designee any amounts to which Seller is entitled upon resolution of such dispute, in each case, if applicable, which amounts shall first be released in shares of Buyer Common Stock (valued on the Current Share Price) and then to the extent such disbursement of Buyer Common Stock was not sufficient to satisfy such amount, in any cash comprising part of the Indemnity Escrow Property, and then in any other property comprising part of the Indemnity Escrow Property (valued on a basis mutually agreed by the Parties acting in good faith).

(g)	To the extent necessary to release any portion of the Indemnity Escrow Property to any Party (or its designee) entitled to receive any portion of the Indemnity Escrow Property hereunder, Buyer and Seller shall promptly (but in no event more than two (2) Business Days) take such reasonable actions as necessary to cause the release such amount(s) from the Indemnity Escrow Property to the applicable Party or Parties, including (i) executing and delivering joint written instructions to the Escrow Agent for the release of such amount(s) from the Indemnity Escrow Property, (ii) executing and delivering joint written instructions to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (iii) providing the Transfer Agent with the applicable Transfer Agent Documentation.

10.18      Tax Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 10 as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable law.

ARTICLE 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01      Preferential Purchase Rights.

(a)	Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.03.

(b)	If any such Preferential Purchase Rights are exercised or, if on the Closing Date, the time period for exercising any Preferential Purchase Right has not expired and no notice of waiver or exercise of such Preferential Purchase Right has been received from the holder of such Preferential Purchase Right, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets (except as otherwise contemplated pursuant to Section 11.01(c)), unless and until conveyed to Buyer in accordance with Section 11.01(c) or Section 11.01(e) and the Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained.

(c)	After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Seller shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party and such Retained Assets shall constitute Excluded Assets for all purposes of this Agreement.

(d)	If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s) or in the event that, after the Closing Date, a holder of a Preferential Purchase Right with respect to an Asset not conveyed to Buyer at Closing waives such right in writing or the time for exercising such right has expired pursuant to its terms without exercise by the holder thereof, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the amount in which the Purchase Price was previously reduced as a result of such Preferential Purchase Right (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.

(e)	If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.02      Consents. Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.03.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)	If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)	If the Asset subject to an unobtained Required Consent is an Asset other than a Property and the Buyer is assigned the Properties to which such Asset relates at Closing, but such Asset is not transferred to Buyer at Closing due to the unwaived Required Consent requirement, such Asset shall be treated as a Retained Asset unless and until conveyed to Buyer in accordance with this Agreement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Buyer upon the receipt of the same, and, if permitted pursuant to applicable Legal Requirements and agreements, such Asset shall be held by Seller for the benefit of Buyer, Buyer shall pay all amounts due thereunder or with respect thereto, and Buyer shall be responsible for the performance and obligations under or with respect to such Asset to the extent that Buyer has been transferred the Assets necessary for such performance until the applicable Required Consent is obtained.

(iii)	If the Asset subject to an unobtained Required Consent is a Property and the Required Consent is not obtained by Closing, then the Purchase Price shall be adjusted downward by the Allocated Value of the affected Property burdened by such Required Consents, such affected Property shall not be conveyed to Buyer at Closing and shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement. For a period of one hundred eighty (180) days after Closing, Seller shall continue to use commercially reasonable efforts to obtain the Required Consent so that such Property can be transferred to Buyer upon the receipt of the same.

(b)	Notwithstanding the provisions of Section 11.02(a), if Seller obtains a Required Consent described in Section 11.02(a)(ii) or Section 11.02(a)(iii) within one hundred eighty (180) days after the Closing, then Seller, shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller the amount in which the Purchase Price was previously reduced as a result of such unobtained Required Consent (subject to the adjustments pursuant to Section 2.05) in accordance with wire transfer instructions provided by Seller in writing.

11.03      Title Defects. Buyer shall have the right, but not the obligation, to notify Seller of Title Defects (“Title Defect Notice(s)”) after the discovery thereof on or before 5:00 p.m. Central Time on October 30, 2023 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a reasonable description of the alleged Title Defect and Well or DSU affected by such alleged Title Defect (each such Well or DSU, individually, a “Title Defect Property”), (b) the Allocated Value of the Title Defect Property, (c) to the extent available, supporting documents reasonably necessary for Seller to identify and investigate the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect and (e) the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during the preceding week; provided, however, that Buyer’s failure to provide such preliminary notice with respect to any Title Defect shall not prejudice or restrict in any respect Buyer’s right to subsequently assert such Title Defect in a Title Defect Notice on or before the Defect Notice Date, nor shall such failure be deemed a breach of this Agreement. Subject to, and without limitation of, Seller’s representations and warranties set forth in Sections 3.05, 3.10, 3.11, 3.13, 3.15(b), 3.16, and 3.19 (collectively, the “Specified Representations”), the conditions to closing set forth in Article 7 and the right to indemnification pursuant to Section 10.02(a) (solely with respect to the Specified Representations) and Section 10.02(c), Buyer forever waives, and Seller shall have no liability for, title defects (including Title Defects) not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence on or before 5:00 p.m. Central Time on the Defect Notice Date.

11.04      Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for any DSU or any Well and (ii) the Net Revenue Interest set forth for such DSU or Well in Exhibit A-2 or Exhibit B, as applicable, and Seller’s Working Interest in such DSU or Well is decreased in the same proportion, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-2 or Exhibit B, as applicable; and

(d)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account (i) the Allocated Value of the Title Defect Property, (ii) the portion of the Title Defect Property affected by the Title Defect, (iii) the legal effect of the Title Defect, (iv) the potential economic effect of the Title Defect over the life of the Title Defect Property, (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation.

Except for Title Defects described in Section 11.04(b), in no event, however, shall the total of the Title Defect Values related to a particular Title Defect Property exceed the Allocated Value of such Title Defect Property.

11.05      Seller’s Cure or Contest of Title Defects. Seller, in its sole discretion, (x) may elect to exclude at Closing any DSU or Well, as applicable, affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such DSU or Well, as applicable, equals or exceeds seventy-five percent (75%) of its Allocated Value, and reduce the Purchase Price by the Allocated Value of such DSU or Well, as applicable, (y) may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.05(b) or (z) may seek to cure any asserted Title Defect as described in Section 11.05(a).

(a)	Seller shall have the right to cure any Title Defect on or before the date that is ninety (90) days after the Closing Date (the “Title Defect Cure Period”), in each case by giving written notice to Buyer of its election to cure the same prior to the Closing Date. During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control, to the extent necessary to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under this Section 11.05 or Section 11.14, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Cure, the alleged Title Defect. If Seller elects to cure and:

(i)	actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not Cure the Title Defect prior to the Closing, then Seller shall convey the affected Asset to Buyer and an amount equal to the Title Defect Value for such Title Defect Property (after taking into account the De Minimis Title Defect Cost and the Title Defect Deductible) shall be placed into the Defect Escrow Account at Closing (the “Title Cure Amount”); provided that within two (2) Business Days after Seller Cures the Title Defect, Seller and Buyer shall execute and deliver (A) a joint written instruction to the Escrow Agent to release such Title Cure Amount to Seller, which Title Cure Amount shall be released in shares of Buyer Common Stock (based on the Current Share Price), (B) a joint written instruction to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (C) the applicable Transfer Agent Documentation to the Transfer Agent; provided, however, if Seller is unable to Cure the Title Defect within the Title Defect Cure Period, then, within two (2) Business Days after the expiration of the Title Defect Cure Period, Seller and Buyer shall execute and deliver (1) a joint written instruction to the Escrow Agent to release such Title Cure Amount to Buyer, which Title Cure Amount shall be released in shares of Buyer Common Stock (based on the Current Share Price), (2) a joint written instruction to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (3) the applicable Transfer Agent Documentation to the Transfer Agent.

(b)	If Seller does not elect to Cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset to Buyer at the Closing and the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c)	Seller and Buyer shall attempt in good faith to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose; provided, however, either Seller, on the one hand, or Buyer, on the other hand, may, at any time prior to the final resolution of the applicable Title Defect, submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided under this Agreement, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) subject to Section 11.06, the Purchase Price shall be adjusted downward in an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), which Disputed Title Amount (after taking into account the De Minimis Title Defect Cost and the Title Defect Deductible) shall be deposited by Buyer into the defect escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing in accordance with Sections 2.04(b)(xi) pending final resolution of such contested Title Defect; and (iii) within two (2) Business Days following final resolution of such contested Title Defect in accordance with Section 11.14, Seller and Buyer shall execute and deliver (A) a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable, which such Disputed Title Amount shall be released in shares of Buyer Common Stock (based on the Current Share Price), (B) a joint written instruction to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (C) the applicable Transfer Agent Documentation to the Transfer Agent.

11.06      Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.03, 11.04 and 11.05, Seller shall not be obligated to adjust the Purchase Price to account for uncured Title Defects unless and until the sum of the aggregate Title Defect Values of all individual uncured Title Defects (after taking into account any offsetting Title Benefit Values) (the “Aggregate Title Defect Value”) exceeds the Title Defect Deductible and then only by such amount that exceeds the Title Defect Deductible. In addition, Buyer shall have no recourse for any individual Title Defect if the Title Defect Value for such Title Defect is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value), it being understood that if a single Title Defect affects or burdens multiple Leases or Wells, such Title Defect shall be subject to a single De Minimis Title Defect Cost as to all Title Defect Properties burdened by such Title Defect. For the avoidance of doubt, if Seller retains any Asset(s) related to any Title Defect pursuant to Section 11.05, then (x) the Purchase Price shall be reduced by the Allocated Value of such Retained Asset(s) and (y) the Title Defect Value for the Title Defect relating to such Retained Asset(s) will not be counted towards the Aggregate Title Defect Value. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of determining whether the conditions to closing are satisfied in Section 7.05 and Section 8.05, if Seller elects to retain any Asset(s) related to any Title Defect pursuant to Section 11.05, the Allocated Value of such Asset(s) so excluded from the Contemplated Transactions will be used and will be counted towards the calculation of clause (a) of Section 7.05 and Section 8.05.

11.07      Title Benefits.

(a)	If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Revenue Interest for any DSU or any Well above that shown in Exhibit A-2 for such DSU or Exhibit B for such Well, as applicable (to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit A-2 or Exhibit B, as applicable, for such DSU or Well, as applicable) or (ii) to decrease the Working Interest of Seller in any Well or DSU to the extent the same causes a decrease in Seller’s Working Interest for such Well or DSU that is proportionately greater than the decrease in Seller’s Net Revenue Interest below that shown in Exhibit A-2 or Exhibit B, as applicable (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice (a “Title Benefit Notice(s)”) of any such Title Benefits, as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, setting forth (A) a description of the alleged Title Benefit and Well or DSU impacted by such alleged Title Benefit (each such Well or DSU, individually, a “Title Benefit Property”), (B) the Allocated Value of the Title Benefit Property, (C) to the extent available, supporting documents reasonably necessary for Buyer to identify and investigate the alleged Title Benefit and (D) the amount by which Seller reasonably believes the Allocated Value of the Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based (the “Title Benefit Value”). Seller forever waives any Title Benefit not asserted by a Title Benefit Notice meeting all of the requirements set forth in the preceding sentence in all material respects on or before 5:00 p.m. Central Time on the Defect Notice Date.

(b)	The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication):

(i)	if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value;

(ii)	if the Title Benefit represents a discrepancy between:

(A)	Seller’s Net Revenue Interest for any DSU or Well; and

(B)	the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-2 or Exhibit B, as applicable, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-2 or Exhibit B, as applicable; and

(iii)	if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(iv)	Notwithstanding anything to the contrary set forth in this Section 11.07(b), if a Title Benefit does not affect a DSU or Well throughout the entire productive life of the DSU or Well, the Title Benefit Amount shall be reduced to take in account the applicable time period only.

(c)	Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then, subject to the limitations set forth in Section 11.07(d), the sole and exclusive remedy of Seller with respect to the aggregate amount of all such Title Benefit Values (such amount, the “Title Benefit Amount”) shall be used to offset such amount from all finally determined or agreed Title Defect Values for the purpose of calculating the downward adjustment to the Purchase Price in Section 2.05(c)(ii)(C). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits. However, if the Title Benefit contest results in a determination that a Title Benefit exists, then, subject to Section 11.07(d), the downward adjustment to the Purchase Price in Section 2.05(c)(ii)(C) shall take into account the applicable Title Benefit Amount as determined in such consent as an offset to any finally determined or agreed Title Defect Values (which adjustment shall be made on the Final Settlement Statement).

(d)	Notwithstanding anything to the contrary in this Agreement, an individual claim for a Title Benefit shall only serve to offset any finally determined or agreed Title Defect Values and shall not result in a separate adjustment to the unadjusted Purchase Price.

11.08      Exclusive Remedies. Except for the special warranty of Defensible Title in the Assignment and the Specified Representations, and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 11.05 and (b) after Closing, shall be pursuant to the special warranty of Defensible Title in the Assignment and the right to indemnification pursuant to Section 10.02(a) (solely with respect to the Specified Representations) and Section 10.02(c), in each case, without duplication.

11.09      Environmental Defect Notice. Buyer shall have the right, but not the obligation, to notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) after the discovery of such Environmental Defect no later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and remediating or curing alleged Environmental Defects asserted by Buyer, Buyer agrees to use commercially reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding week; provided, however, that Buyer’s failure to provide such preliminary notice with respect to any Environmental Defect shall not prejudice or restrict in any respect Buyer’s right to subsequently assert such Environmental Defect in an Environmental Defect Notice on or before the Defect Notice Date, nor shall such failure be deemed a breach of this Agreement. To be effective, an Environmental Defect Notice shall include: (a) the Asset(s) affected, in each case by the alleged Environmental Defect, including the Allocated Value, if any, of such Asset; (b) a reasonable description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement, including reference to the Environmental Laws that Buyer asserts have been violated in connection with such alleged Environmental Defect; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect and a reasonable description of the method used to calculate the Environmental Defect Values, including all material assumptions used by Buyer in calculating the Lowest Cost Response amount and the standards that Buyer asserts must be met in order to comply with Environmental Laws; and (d) to the extent available, support documentation reasonably necessary for Seller to investigate Buyer’s claim and calculation of the Environmental Defect Value. Subject to, and without limitation of, the conditions to closing set forth in Article 7 and rights and remedies set forth in Article 10 for Seller’s representations and warranties set forth in Section 3.14 and clauses (a) and (f) of the Specified Obligations, Buyer forever waives any Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in this Section 11.09 on or before 5:00 p.m. Central Time on the Defect Notice Date.

11.10      Seller’s Exclusion, Cure or Contest of Environmental Defects. With respect to any Environmental Defect asserted by Buyer in an Environmental Defect Notice, Seller, in its sole discretion, may (x) elect to exclude at Closing any Asset affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect (i) equals or exceeds one hundred percent (100%) of the Allocated Value of the affected Asset, or (ii) equals or exceeds Seventy-Five Thousand Dollars ($75,000) if there is no associated Allocated Value, and, in either case, reduce the Purchase Price by such Allocated Value or Environmental Defect Value, as applicable, (y) contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.10(b) or (z) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.10(a).

(a)	Seller shall have the right, but not the obligation, to remediate or cure an Environmental Defect consistent with the Lowest Cost Response on or before the Closing Date (the “Environmental Cure Date”). If Seller elects to pursue remediation or cure and:

(i)	completes a Complete Remediation of an Environmental Defect prior to the Environmental Cure Date, the affected Asset(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect; or

(ii)	does not complete a Complete Remediation prior to the Environmental Cure Date, unless Seller elects to exclude such affected Assets in accordance with this Section 11.10, then Seller shall convey the affected Asset(s) to Buyer and subject to Section 11.11, reduce the Purchase Price by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account any partial remediation or Cure of such Environmental Defect, if any, and taking into account the De Minimis Environmental Defect Cost and the Environmental Defect Deductible).

(b)	Seller and Buyer shall use reasonable efforts to resolve all Environmental Defects prior to Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose; provided, however, a Party may at any time prior to the final resolution of the applicable Environmental Defect elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Asset(s) shall be included with the Assets conveyed to Buyer at Closing; (ii) subject to Section 11.11, the Purchase Price shall be reduced by the good faith estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), which Disputed Environmental Amount (after taking into account the De Minimis Environmental Defect Cost and the Environmental Defect Deductible) shall be deposited by Buyer into the Defect Escrow Account at Closing in accordance with Section 2.04(b)(xi) pending final resolution of such contested Environmental Defect and (iii) within two (2) Business Days following final resolution of such contested Environmental Defect in accordance with Section 11.14, Seller and Buyer shall execute and deliver (A) a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable, which such Disputed Environmental Amount shall be released in shares of Buyer Common Stock (based on the Current Share Price), (B) a joint written instruction to the Transfer Agent to remove any Contract Legends on any shares of Buyer Common Stock comprising such amount and (C) the applicable Transfer Agent Documentation to the Transfer Agent.

11.11      Limitations. Notwithstanding the provisions of Sections 11.09 and 11.10, Buyer shall have no recourse under this Agreement for Environmental Defects and no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) exceeds the Environmental Defect Deductible, and then only by such amount that exceeds the Environmental Defect Deductible. In addition, Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value); provided, however, that Buyer may be permitted to aggregate the Environmental Defect Values of Environmental Defects for the purpose of meeting the De Minimis Environmental Defect Value if the individual Environmental Defects affecting multiple assets arise from the same facts, circumstances, or conditions and are not a physical condition (e.g., failure to obtain the same type of permit required under applicable Environmental Laws or preparation and filing of the same type of plans (for example, spill, prevention, control and countermeasure plans and reports) as required by Environmental Laws) For the avoidance of doubt, if Seller retains any Asset(s) related to any Environmental Defect pursuant to Section 11.10, then (a) the Purchase Price shall be reduced by the Allocated Value such Retained Asset(s) and (b) the Environmental Defect Value for the Environmental Defect relating to such Retained Asset(s) will not be counted towards the Aggregate Environmental Defect Value. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of determining whether the conditions to closing are satisfied in Section 7.05 and Section 8.05, if Seller elects to retain any Asset(s) related to any Environmental Defect pursuant to Section 11.10, the Allocated Value of such Asset(s) so excluded from the Contemplated Transactions will be used and will be counted towards the calculation of clause (a) of Section 7.05 and Section 8.05.

11.12      Exclusive Remedies. The rights and remedies granted to Buyer in this Article 11 and Buyer’s right to indemnification in Section 10.02(a) (solely with respect to Seller’s representations and warranties set forth in Section 3.14) and in Section 10.02(c) (solely with respect to clauses (a) and (f) of the definition of Specified Obligations), in each case, without duplication, are the exclusive rights and remedies against Seller related to any environmental matter, Environmental Liability or Environmental Defect. Subject to Buyer’s rights and remedies granted to Buyer in this Article  11 and Buyer’s right to indemnification in Section 10.02(a) (solely with respect to Seller’s representations and warranties set forth in Section 3.14) and Section  10.02(c) (solely with respect to clauses (a) and (f) of the definition of Specified Obligations), Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have (including under Environmental Laws) against Seller regarding environmental matters, Environmental Liabilities and Environmental Defects, whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.13      Casualty Loss and Condemnation.

(a)	If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) (a “Casualty Loss”), this Agreement shall remain in full force and effect, Seller shall use commercially reasonable efforts to mitigate all Damages caused by such Casualty Loss, Buyer shall nevertheless be required to close the Contemplated Transactions and, at Closing, Seller shall (a) assign the Assets affected by such Casualty Loss to Buyer in their condition after such Casualty Loss, (b) pay to Buyer all sums actually credit or paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and (c) there shall be no reduction of the unadjusted Purchase Price in respect of such Casualty Loss unless the Damages to the Assets as a result of such Casualty Losses equals or exceeds Five Hundred Thousand Dollars ($500,000) (in which case the unadjusted Purchase Price shall be adjusted downward by the amount of the costs and expenses reasonably estimated for repairing or restoring the Assets affected by such Casualty Losses (net of any insurance proceeds paid by Seller to Buyer), and Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation). Without limiting Buyer’s rights and remedies set forth in this Agreement, without duplication, Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault or violation of a Legal Requirement of Seller or any member of Seller Group. Except as otherwise contemplated in clause (b) above, Seller shall reserve and retain all right, title and interest and claims against Third Parties for (x) the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or (y) pursuing or asserting any insurance claims, unpaid awards, and/or other rights.

(b)	If, after the Execution Date but prior to the Closing Date, any portion of the Assets are taken by condemnation or under the right of eminent domain, this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transaction and, at Closing, the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Assets take.

11.14      Expert Proceedings.

(a)	Each Title Defect dispute, Title Benefit dispute or Environmental Defect dispute referred to this Section 11.14 (each, a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.14. Any notice from one Party to the other referring a dispute to this Section 11.14 shall be referred to as an “Expert Proceeding Notice”.

(b)	The arbitration shall be held before a one-member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must (i) be a neutral party who has never been an officer, director or employee of or performed work for a Party or any Party’s Affiliate within the preceding ten (10)-year period nor have any financial interest in the dispute and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues; provided, however, with respect to any Environmental Defect dispute, the Expert may be a nationally recognized independent environmental consulting firm (as opposed to a lawyer). If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration Proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.14(b).

(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. If no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.14 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials and (iv) the Expert Proceeding Notice.

(d)	The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.14(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the ten (10)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration Proceeding.

ARTICLE 12
EMPLOYEE MATTERS

12.01      Seller Compensation and Benefit Plans. Effective as of the Closing Date, Seller or its Affiliates shall retain all of the Seller Benefit Plans and all liabilities accrued thereunder. As of and following the Closing Date, Buyer shall be responsible for any obligations arising under Section 4980B of the Code with respect to any “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9 who become Transferred Employees. Seller shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to the “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9 who do not become Transferred Employees, regardless of whether Buyer is deemed a successor employer under Treasury Regulation Section 54.4980B-9, Q/A-8.

12.02      Available Employees’ Offers and Post-Closing Date Employment. Within five (5) Business Days following the Execution Date, Seller shall deliver to Buyer a schedule (the “Employee Letter”) that includes a list of all employees of Seller or its Affiliates who are primarily engaged in the operation or management of the Assets (each, an “Available Employee”), which Employee Letter shall include the name, job title, active/leave status, hire date, base annual salary or hourly wage rate, as applicable, and target bonus and incentive opportunity, if any, of each such Available Employee. From the date mutually agreed upon by Buyer and Seller (with Seller’s agreement not to be unreasonably withheld), Seller shall use commercially reasonable efforts to permit Buyer or its Affiliate to interview any Available Employees. At least ten (10) days prior to the Closing Date, Buyer in its sole discretion, may make, or cause its Affiliate to make, offers of employment in compliance with applicable Legal Requirements, which offers will be contingent upon and for employment commencing as of the Closing Date (“Employment Date”), and otherwise on terms and conditions determined in Buyer’s sole discretion, to one or more of the Available Employees identified in the Employee Letter. Available Employees who commence employment with Buyer or an Affiliate of Buyer on the Employment Date are referred to individually and collectively as “Transferred Employees”; provided, however, if an Available Employee is receiving short-term or long-term disability benefits as of the Closing Date (each, a “Disability Employee”), Buyer or Buyer’s Affiliate’s employment offer to such Available Employee shall be for employment commencing as of the date on which the applicable Available Employee returns from such leave of absence, provided that such date is not more than one hundred eighty (180) days after the Closing Date (or such longer period as may be required by applicable Legal Requirements). With respect to each such Disability Employee who commences employment with Buyer or an Affiliate of Buyer, such Disability Employee shall be deemed a Transferred Employee and references to the Employment Date in this Article 12 shall be deemed to refer to the date that such Disability Employee commences employment with Buyer or its Affiliate. Seller shall not, and shall cause its Affiliates not to, interfere with any employment offer or negotiations by Buyer or its Affiliates to employ any Available Employee or discourage any Available Employee from accepting employment with Buyer or its Affiliate. Seller agrees that, notwithstanding the terms of any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation between Seller or its Affiliates and any Transferred Employee, such Transferred Employee shall be permitted to become employed by and provide services to Buyer or its Affiliate following the Closing Date, and Seller will not, and shall cause its Affiliates to not, seek to enforce the terms of any such restrictive covenant following the Closing Date with respect to such Transferred Employee’s services, if any, to Buyer or its Affiliate. For purposes of eligibility to participate, vesting, and with respect to severance and vacation benefits only, determining level of benefits under the employee benefit plans of Buyer providing benefits to any Transferred Employees after the Closing (including any Seller Benefit Plan), each Transferred Employee shall be credited with his or her years of service with Seller and its Affiliates prior to the Closing except to the extent such service crediting would result in a duplication of benefits or compensation. Buyer shall comply with all applicable Legal Requirements with respect to the employment offer process and the hiring of (or decision not to hire) Available Employees. From and after the Closing, Buyer shall bear all liabilities and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and Damages relating to or arising out of Buyer’s employment offer process described in this Article 12 (including any claim of discrimination or other illegality in such offer process and including any decision not to make an offer of employment to an Available Employee).

12.03      Post-Closing Date Employment Claims. Other than as specifically set forth within this Agreement, Buyer shall bear all liabilities and costs relating to, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the hiring, employment or termination of employment of the Transferred Employees by Buyer, including (but not limited to) (a) any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Closing Date, (b) Buyer’s breach of its obligations under this Article 12, and (c) any claims for severance or other separation payments or other benefits in connection with the termination of employment by Buyer or its Affiliates of any Transferred Employee on or after the Closing Date.

12.04      WARN Act. Seller shall be solely responsible for, and shall indemnify, defend and hold Buyer and its Affiliates harmless from and against, any Damages under the WARN Act with respect to the Available Employees who do not become Transferred Employees and any other employees of Seller and its Affiliates. Buyer shall be solely responsible for any liabilities and obligations arising under the WARN Act for any actions taken by the Buyer or any of its Affiliates with respect to Transferred Employees on or after the Closing. For a period of ninety (90) days after the Closing Date, Buyer and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff or similar action for a sufficient number of Transferred Employees which, if aggregated with any such conduct on the part of Seller or its Affiliates, would trigger obligations or liabilities under the WARN Act, provided that Seller shall cooperate with Buyer to provide Buyer all information requested by Buyer to permit it to comply with such obligation.

12.05      OSHA Records. Following the Closing, Seller shall, or shall cause its Affiliate to, cooperate with Buyer, in accordance with applicable Legal Requirements, to provide any records maintained pursuant to the Occupational Safety and Health Act related to Transferred Employees that Buyer or its Affiliate is obligated to maintain as a successor employer.

12.06      No Third Party Beneficiary Rights. Nothing in this Agreement, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 12 are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing contained in this Article 12 shall be considered or deemed to establish, amend or modify any benefit or compensation plan, program, policy, agreement, arrangement or contract.

ARTICLE 13
GENERAL PROVISIONS

13.01      Records. As soon as reasonably practicable after Closing, but in any event no later than the later of (a) thirty (30) days following the Closing Date and (b) the expiration of the transition period under the Transition Services Agreement, Seller, shall deliver or cause to be delivered originals of all Records (which may be delivered in electronic format, if originals are maintained in such format by Seller) to Buyer. With respect to any original Records delivered to Buyer, (i) Seller shall be entitled to retain copies of such Records, and (ii) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller or its Affiliate. Notwithstanding anything to the contrary herein, Seller shall use commercially reasonable efforts (based on the personnel and resources available to Seller at such time) to cooperate with Buyer (at Buyer’s sole cost and expense) to cause the Records to be delivered to Buyer in the format or formats that are reasonably requested by Buyer.

13.02      Expenses.

(a)	Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.14 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)	All (i) Transfer Taxes, if any, shall be borne equally by Buyer and Seller, and (ii) all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.

(c)	Seller shall be allocated and bear all Asset Taxes attributable to (1) any Tax period ending prior to the Effective Time and (2) the portion of any Straddle Period ending immediately prior to the Effective Time and Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time; provided, however, that Seller (not Buyer) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to the failure by Seller (or an Affiliate of Seller) to timely pay any such Asset Taxes that were or became due and payable prior to Closing. For purposes of determining such allocations:

(i)	Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred;

(ii)	Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and

(iii)	Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying Sections 13.02(c)(i)-(iii) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iv)	To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.05(d), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(c).

(d)	After the Closing Date, subject to the provisions of the Transition Services Agreement and excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, Buyer shall (i) be responsible for paying any Asset Taxes for any (A) Tax period that ends before the Closing Date or (B) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 13.02(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 13.02(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of a failure by Buyer to timely file Tax Returns pursuant to this Section 13.02(d) and timely pay or cause to be paid all Asset Taxes shown thereon, which such penalties, interest or additions to Tax, if any, shall be borne by Buyer).

(e)	Buyer and Seller agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such relevant information and reasonable assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, litigation, suit or Proceeding relating to any Tax attributable to the Assets, to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, and to otherwise cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions of the applicable statute of limitations of the respective Tax period) and to abide by all record retention agreements entered into with any taxing authority.

(f)	Seller shall be entitled to any and all refunds, claims and credits with respect to Asset Taxes allocated to Seller pursuant to Section 13.02(c), and Buyer shall be entitled to any and all refunds, claims or credits with respect to Asset Taxes allocated to Buyer pursuant to Section 13.02(c). If a Party receives a refund or credit for Asset Taxes to which the other Party is entitled pursuant to this Section 13.02(f), the recipient Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.

(g)	If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time (a “Pre-Effective Time Tax Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice; provided, that the failure of Buyer to provide such notice will not relieve Seller of its obligations under this Agreement except to the extent that Seller shall have been actually and materially prejudiced as a result of such failure. Seller shall have the option, at its sole cost and expense, to control any such Pre-Effective Time Tax Contest and may exercise such option by providing written notice to Buyer within fifteen (15) days of receiving notice of such Pre-Effective Time Tax Contest from Buyer; provided that if Seller exercises such option, Seller shall (i) keep Buyer reasonably informed of the progress of such Pre-Effective Time Tax Contest, (ii) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Pre-Effective Time Tax Contest, including in meetings with the applicable Governmental Body to the extent permitted by applicable law and (iii) not settle, compromise and/or concede any portion of such Pre-Effective Time Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice; provided, that the failure of Buyer to provide such notice will not relieve Seller of its obligations under this Agreement except to the extent that Seller shall have been actually and materially prejudiced as a result of such failure. Buyer shall control any Straddle Period Tax Contest and any Pre-Effective Time Tax Contest that Seller does not exercise its option to control (each a “Buyer Tax Contest”) at its sole cost and expense; provided that Buyer shall (x) keep Seller reasonably informed of the progress of such Buyer Tax Contest, (y) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Buyer Tax Contest, including in meetings with the applicable Governmental Body to the extent permitted by applicable law and (z) not settle, compromise and/or concede any portion of such Buyer Tax Contest for which Seller would reasonably be expected to have an indemnification obligation hereunder, or in connection with which Seller otherwise could be adversely affected, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

13.03      Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (“E-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses and e-mail addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Vital Energy, Inc.
Santa Fe Plaza Building

521 E. 2nd Street, Suite 1000
Tulsa, OK 74120
Attention: Mark Denny, Senior Vice President – General Counsel & Secretary
E-mail: Mark.Denny@vitalenergy.com

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Bryan Edward Loocke

Attn: Thomas G. Zentner III
Email: bloocke@velaw.com

Email: tzentner@velaw.com

NOTICES TO SELLER:

Tall City Operations III LLC

Tall City Property Holdings III LLC
203 W Wall St, Ste. 600
Midland, TX 79701
Attention: Mike Marziani
Email: mike.marziani@tallcityexp.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Adam D. Larson, P.C.

                   Alia Y. Heintz

E-mail: adam.larson@kirkland.com

             alia.heintz@kirkland.com

Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Christopher S.C. Heasley, P.C.

E-mail:	christopher.heasley@kirkland.com

13.04      Governing Law; Jurisdiction; Service of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by this Agreement or the rights, duties and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction, except for, (a) any matters related to real property which shall be governed by the laws of the state where such real property is located, and (b) any matters related to Environmental Defects or other environmental matters, the laws of the United States of America and the state where the applicable assets are located shall govern and control such determination. Without limiting the Parties’ agreement to arbitrate in Section 11.14 or the dispute resolution procedures provided in Section 2.05(d) and Section 11.14, with respect to disputes arising under or properly subject to this Agreement, the Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Montgomery County, Texas for any action arising out of this Agreement, Contemplated Transaction or any transaction documents. All actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any Contemplated Transaction or any transaction documents shall be exclusively litigated in such courts described above having sites in Houston, Texas or Montgomery County, Texas, as applicable, and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such Proceeding may be served upon it outside of the State of Texas in and for Houston, Texas or Montgomery County, Texas, as applicable, or the federal courts located in Houston, Texas or the state courts located in Montgomery County, Texas with the same force and effect as if such service had been made within the State of Texas in and for Houston, Texas or Montgomery County, Texas, as applicable, or the federal courts located in Houston, Texas or state courts located in Montgomery County, Texas. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement, any CONTEMPLATED TRANSACTION or any transaction document. The Parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 13.04.

13.05      Further Assurances. After Closing, the Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06      Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No course of dealing on the part of any Party or their respective officers, employees, agents, or representatives shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07      Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, including the Confidentiality Agreement (as modified and provided in this Agreement)) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit to this Agreement, the terms and provisions of this Agreement shall govern, control and prevail; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.07.

13.08      Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and any assignment made without such consent shall be void; provided that Buyer may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets. In the event of any assignment of this Agreement permitted by this Section 13.08, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except for the No-Recourse Parties solely with respect to the terms of Section 13.17, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated in this Agreement (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement subject to the preceding sentence, this Agreement, any other agreement contemplated in this Agreement, and all provisions and conditions in this agreement or any other agreement contemplated in this Agreement, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

13.09      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions hereby are fulfilled to the extent possible.

13.10      Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement. References to “$” or “Dollars” means United States Dollars. The term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. The word “or” shall not be exclusive. Time is of the essence in this Agreement. If a date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party is sophisticated, has had substantial input into the drafting and preparation of this Agreement, has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions and to retain counsel to represent its interests and to otherwise negotiate the provisions of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision in this Agreement or who supplied the form of Agreement.

13.11      Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

13.12      Press Release, News Media and External Statements. Except as required by applicable Legal Requirements (including any standards or rules of any stock exchange to which a Party or any of its Affiliates is subject), neither Party shall issue or make any press release or any other public announcement or statement, in any form of media concerning this Agreement (or otherwise publicly disclose the terms of this Agreement) or the Contemplated Transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may provide information about this Agreement and the Contemplated Transactions to its member companies and their respective officers, employees, agents or Representatives. At least three (3) Business Days prior to issuing or making any press release or any other public announcement or statement, in any form of media concerning this Agreement (or otherwise disclosing the terms of this Agreement) or the Contemplated Transactions, in each case, in accordance with this Section 13.12, the publishing Party shall provide the non-publishing Party with such release, announcement or disclosure and shall consider in good faith any comments requested by the non-publishing Party. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall disclose the name of the other Party or Parties, or the names of any of such other Party’s Affiliates in any public release or announcement without the prior written consent of the other Party (which consent may be withheld for any reason or without reason). Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12. The Parties agree that neither Buyer nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 13.12. In such event, Buyer or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 13.12.

13.13      Confidentiality. Except as to the Excluded Assets, the Confidentiality Agreement shall terminate on the Closing Date and will thereafter, except as to the Excluded Assets, be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, the Confidential Information, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public prior to or on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement or (e) for information which is obtained by such Party or any of its Affiliates from a source that is not known to it to be prohibited from disclosing such information to such Person by an obligation of confidentiality to another Party. This Section 13.13 shall not prevent either Party from recording the Assignment delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate two (2) years after the Closing Date; provided that Buyer’s confidentiality obligations with respect to this Section 13.13 shall not apply with respect to clauses (b) and (c) of the definition of “Confidential Information”. Notwithstanding anything to the contrary in Section 13.12 or this Section 13.13, nothing herein shall restrict the ability of either Party or Warburg to disclose the Contemplated Transactions (including the identity of the Parties or confidential information related to the Contemplated Transactions) to its direct or indirect investors, limited partners or other financing sources.

13.14      Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Tall City Exploration”, “Tall City Operations”, “Tall City Property” and variants of such names from the Assets and change all emergency phone numbers, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, trade names or emergency phone numbers belonging to Seller or any of their Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of names and any resulting notification or approval requirements.

13.15      Preparation of Agreement. Seller and Buyer and each of their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16      Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

13.17      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that Seller or Buyer, as applicable, may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named Parties to this Agreement (and each such Party’s respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation under this Agreement and that it has no rights of recovery under this Agreement against, and no recourse under this Agreement or under any documents, agreements, or instruments delivered contemporaneously with this Agreement or in respect of any oral representations made or alleged to be made in connection with this Agreement or any documents, agreements, or instruments delivered contemporaneously with this Agreement against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative or employee of the other Party (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of the other Party (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate of the other Party, (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the other Party or (d) the financing sources of the other Party (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of a Party under this Agreement or the transactions contemplated under this Agreement, under any documents or instruments delivered contemporaneously with this Agreement, in respect of any oral representations made or alleged to be made in connection with this Agreement or any transactions contemplated under this Agreement, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each No-Recourse Party is expressly intended as a third-party beneficiary of this Section 13.17.

13.18      Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise Breached and that any non-performance or Breach of this Agreement by any Party could not be adequately compensated by monetary Damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at Law or in equity (including monetary Damages), either Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary, and permanent injunctive relief to prevent Breaches or Threatened Breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the Parties agree that either Party shall be entitled to enforce specifically the other Party’s obligation to consummate the Contemplated Transactions (including the obligation to consummate the Closing), if the conditions set forth in Article 7 or Article 8, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

TALL CITY PROPERTY HOLDINGS III LLC

BY:	/s/ Michael A. Oestmann,

NAME:	Michael A. Oestmann

TITLE:	President and Chief Executive Officer

TALL CITY OPERATIONS III LLC

BY:	/s/ Michael A. Oestmann,

NAME:	Michael A. Oestmann

TITLE:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER:

VITAL ENERGY, INC.

By:	/s/ Jason Pigott

Name:	Jason Pigott

Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT G

Attached to and made a part of that certain Purchase and Sale Agreement dated effective July 1, 2023, by and between Tall City Property Holdings III LLC and Tall City Operations III LLC, collectively as Seller, and Vital Energy, Inc., as Buyer

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2023 (the “Closing Date”), is entered into by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Tall City Property Holdings III LLC, a Delaware limited liability company, and Tall City Operations III LLC, a Delaware limited liability company (each, an “Investor” and, collectively, the “Investors”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain Purchase and Sale Agreement, dated as of September 13, 2023, by and between the Company, as purchaser, and the Investors, as sellers (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Company has issued to the Investor [___] shares (the “Issued Shares”) of Common Stock (as defined herein) in accordance with the terms of the Purchase Agreement;

WHEREAS, resales by the Holders of the Issued Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares; and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which the Company hereby grants the Holders certain registration rights under the Securities Act and other rights with respect to the Registrable Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1             As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above; provided, that, for the avoidance of doubt, no Holders shall be an Affiliate of the Company for purposes of this Agreement. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Block Trade” has the meaning set forth in Section 2.5.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” means, with respect to any Shelf Underwritten Offering or Piggyback Underwritten Offering, the shares of Common Stock that the Company proposes to include in such Underwritten Offering for its own account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Henry Registration Rights Agreement” means that certain registration rights agreement, dated as of [__], 2023, by and among the Company and Henry Resources LLC, Henry Energy LP and Moriah Henry Partners LLC.

“Holder” means any record holder of Registrable Securities.

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“Holder Securities” means (a) with respect to any Shelf Underwritten Offering, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders and (b) with respect to any Piggyback Underwritten Offering, the Registrable Securities requested to be included in such Piggyback Underwritten Offering by the Piggybacking Holders.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Investor” has the meaning set forth in the introductory paragraph.

“Issued Shares” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Maple Registration Rights Agreement” means that certain registration rights agreement, dated as of [____], 2023, by and between the Company and Maple Energy Holdings, LLC.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 2.11.

“Opt-Out Notice” has the meaning set forth in Section 2.11.

“Other Coordinated Offering” has the meaning set forth in Section 2.5.

“Other Holder Securities” means the “Holder Securities” as defined in each of the Henry Registration Rights Agreement and the Maple Registration Rights Agreement, as applicable.

“Other Holders” means the “Holders” as defined in each of the Henry Registration Rights Agreement and the Maple Registration Rights Agreement, as applicable.

“Permitted Transferee” means (a) with respect to the Investor or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of the Investor or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

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“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Proceeding” means an action, claim, suit, arbitration, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registrable Securities” means (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144 or (iii) such Registrable Security and all other Registrable Securities held by the Holder of such Registrable Security are freely tradeable by such Holder without volume or other limitations or requirements under Rule 144.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent reserve engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent all Holders in an applicable Shelf Underwritten Offering, Piggyback Underwritten Offering, Block Trade or Other Coordinated Offering not to exceed $25,000 per Shelf Underwritten Offering, Piggyback Underwritten Offering, Block Trade or Other Coordinated Offering but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments, and supplements to such registration statement, and including pre- and post-effective amendments and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Requesting Holders” has the meaning set forth in Section 2.2(a).

“Required Shelf Filing Date” means the fifth (5th) Business Day after the Closing Date, or such other date as may be agreed to by the parties hereto in writing.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities and (b) transfer taxes allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a “well-known seasoned issuer” as such term is defined in Rule 405.

Section 1.2             References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

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ARTICLE II

REGISTRATION RIGHTS

Section 2.1             Shelf Registration.

(a)            As soon as practicable after the Closing Date, and in any event on or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 (such Registration Statement and any other Registration Statement contemplated by Section 2.1(b) or Section 2.1(c), the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof; provided, however, that, if the Company is a WKSI at time of filing of the Shelf Registration Statement, the Shelf Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission pursuant to Rule 462(e). The Company shall notify the Holders of the effectiveness of the Shelf Registration Statement no later than one (1) Business Day after the Shelf Registration Statement becomes or is declared effective.

(b)            The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities pursuant to Rule 415; provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) file a new Shelf Registration Statement on Form S-3 or any equivalent or successor form, upon the effectiveness of which the Company may withdraw the Shelf Registration Statement on Form S-1. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)            The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement as to all Holders pursuant to Section 6.1.

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(d)            When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

Section 2.2             Underwritten Shelf Offering Requests.

(a)             In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $25 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Company (provided that each such underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Requesting Holders holding a majority of the shares of Common Stock requested to be included in such Underwritten Offering by the Requesting Holders) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Shelf Underwritten Offerings during any 12-month period (and no more than one (1) Shelf Underwritten Offering in any 90-day period).

(b)             If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders and any Opt-Out Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder in writing that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders (other than the Requesting Holders) shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have two (2) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

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(c)             If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holders in writing of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially and adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of shares of Common Stock that the Requesting Holders are so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)             first, the Holder Securities, pro rata among the Holders based on the number of Registrable Securities each requested to be included, and

(ii)             second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Shelf Underwritten Offering).

(d)             The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)             Each Holder shall have the right to withdraw its Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

Section 2.3             Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or initial effectiveness of the Shelf Registration Statement or any amendment thereto (without regard to the Required Shelf Filing Date) (b) delay effecting a Shelf Underwritten Offering or (c) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to sixty (60) consecutive days, if the Board determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company and that the disclosure of such pending financing or other transaction in any such prospectus would materially and adversely affect the Company’s ability to consummate such pending financing or other transaction, (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (iii) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of ninety (90) days in any 180-day period or exceed an aggregate of one hundred twenty (120) days in any 12-month period; provided, further, that (1) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective, and (2) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in any 180-day period or 12-month period shall be reduced by the number of days in such period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b). For the avoidance of doubt, this Section 2.3 shall not permit the Company to enter into any agreement that would violate the proviso to the first sentence of Section 2.1(a).

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Section 2.4             Piggyback Registration Rights.

(a)             Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder (other than any Opt-Out Holder), which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered to the Holder pursuant to this Section 2.4(a), each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)             Each Piggybacking Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)             If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company in writing of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering), would materially and adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)             if the Piggyback Underwritten Offering is initiated for the account of the Company:

(1)           first, the Company Securities,

(2)           second, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included, pro rata among the Holders and the Other Holders based on the number of shares of Common Stock each requested to be included, and

(3)           third, to the extent that the number of Company Securities plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering);

(ii)             if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any Other Holder(s):

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(1)           first, the Other Holder Securities for whose account the Piggyback Underwritten Offering is initiated, pro rata among such Other Holders based on the number of shares of Common Stock each requested to be included,

(2)           second, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and any Other Holder Securities for whose account the Piggyback Underwritten Offering was not initiated, pro rata among such Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)           third, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) and the Holders and Other Holders covered in Section 2.4(c)(ii)(2) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)           fourth, to the extent that the number of Other Holder Securities covered in Section 2.4(c)(ii)(1), Holder Securities and Other Holder Securities covered in Section 2.4(c)(ii)(2) and the shares of Common Stock that such other Persons covered in Section 2.4(c)(ii)(3) is less than the Section 2.4 Maximum Number of Shares, any Company Securities;

(iii)             if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (excluding the Other Holders):

(1)           first, the Holder Securities and Other Holder Securities, pro rata among such Holders or Other Holders based on the number of shares of Common Stock each requested to be included,

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(2)            second, to the extent that the number of securities of such Holders or Other Holders covered in Section 2.4(c)(iii)(1) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(3)           third, to the extent that the number of Holder Securities, Other Holder Securities and the shares of Common Stock that such other Persons covered in Section 2.4(c)(iii)(2) is less than the Section 2.4 Maximum Number of Shares, any Company Securities; or

(iv)           if the Piggyback Underwritten Offering is initiated after the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (including the Other Holders):

(1)          first, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering),

(2)          second, to the extent that the number of shares of Common Stock proposed to be included by such other Persons is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included (to the extent not covered in Section 2.4(c)(iv)(1)), pro rata among the Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include (to the extent not covered by Section 2.4(c)(iv)(1)), pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)          fourth, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities and the shares of Common Stock covered in Section 2.4(c)(iv)(3) proposed to be included is less than the Section 2.4 Maximum Number of Shares, any Company Securities.

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Section 2.5             Block Trades; Other Coordinated Offerings.

(a)             Notwithstanding any other provision of this Agreement, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Requesting Holder wishes to engage in (a) an underwritten registered offering with the assistance of the Company not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering with the assistance of the Company through a broker, sales agent, distribution agent or placement agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Requesting Holder, then such Requesting Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three (3) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Requesting Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to coordinate with the Company and any underwriters, brokers, sales agents, distribution agents or placement agents prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b)             Prior to the filing of any applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Requesting Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw upon written notification to the Company, the underwriter or underwriters (if any) and any brokers, sales agents, distribution agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.

(c)             Notwithstanding anything to the contrary in this Agreement, Section 2.4 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Requesting Holder pursuant to this Agreement.

(d)             The Requesting Holder in a Block Trade or Other Coordinated Offering shall have the right to select the underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e)             A Requesting Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period (and no more than one Block Trade or Other Coordinated Offering in any 90-day period). For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a demand for a Shelf Underwritten Offering pursuant to Section 2.2 hereof.

Section 2.6             Participation in Underwritten Offerings.

(a)             In connection with any Underwritten Offering or Block Trade or Other Coordinated Offering contemplated by Section 2.2, Section 2.4 or Section 2.5, the underwriting agreement or distribution or sales agreement (or similar agreement), as applicable, into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings or Block Trades or Other Coordinated Offerings of securities by the Company, as applicable, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

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(b)             Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

(c)             In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes (and does not subsequently withdraw) Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of any Underwritten Offering Filing for such Piggyback Underwritten Offering and (ii) to execute and deliver any agreements and instruments being executed by all Holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such Piggyback Underwritten Offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating Holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns ten percent (10%) or more of the outstanding shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) sixty (60) days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

Section 2.7             Registration Procedures.

(a)             In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)             promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or Selling Holders thereof set forth in such Registration Statement;

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(ii)             furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)             if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)            use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any (i) customary auditor “comfort” letters from (A) the accountants for the Company and (B) the accountants for any Person or business whose financial statements are required, pursuant to Rule 3-05 of Regulation S-X, (ii) customary legal opinions from counsel to the Company and its subsidiaries or (iii) reports of the independent reserve engineers of the Company relating to the oil and gas reserves of the Company;

(v)             promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)             otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

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(vii)         provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)         in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent reserve engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(ix)          use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)             promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)           cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)          enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through thirty (30) days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

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(xiii)         cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)             Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8             Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.9             Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10             No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

Section 2.11             Opt-Out Notices. Any Holder may deliver notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering or Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 2.2 or Section 2.4, as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

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ARTICLE III

INDEMNIFICATION AND CONTRIBUTION

Section 3.1             Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2             Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

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Section 3.3             Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4             Contribution.

(a)             If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)             The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1             Rule 144.

(a)             With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(i)             make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the date hereof;

(ii)             file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)             so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2             Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (a) such shares of Common Stock are sold pursuant to an effective registration statement or (b) a registration statement covering the resale of such shares of Common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least ten percent (10%) of the outstanding shares of Common Stock following the third (3rd) anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (a) entering into customary confidentiality agreements with any prospective transferees, (b) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (c) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

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ARTICLE V
TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities and other rights under this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if (a) such Transferee is (i) a Permitted Transferee of such Holder or (ii) acquiring at least $25 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock is then listed or quoted for the five trading days immediately preceding the applicable determination date, and (b) such Transferee has delivered to the Company a duly executed Adoption Agreement. For the avoidance of doubt, any Transferee to whom rights are transferred or assigned in accordance with the immediately preceding sentence shall become a Holder under this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1             Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III, Section 4.2 and this Article VI (other than Section 6.6) shall survive any termination hereof.

Section 6.2             Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

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Section 6.3             Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 6.4             Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

Section 6.5             Governing Law; Waiver of Jury Trial.

(a)             This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)             THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

Section 6.6             Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.7             Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.8             Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

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(a)             If to the Company, to:

Vital Energy, Inc.

521 E. 2nd Street, Suite 1000

Tulsa, Oklahoma 74120

Attention: Mark Denny

Email: mark.denny@vitalenergy.com

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christopher Centrich

Email: ccentrich@akingump.com

(b)             If to the Investor, to

Tall City Operations III LLC

Tall City Property Holdings III LLC
203 W Wall St, Ste. 600
Midland, TX 79701
Attention: Mike Marziani
Email: mike.marziani@tallcityexp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Adam D. Larson, P.C.

Julian Seiguer, P.C.

Alia Y. Heintz

E-mail: adam.larson@kirkland.com

julian.seiguer@kirkland.com

alia.heintz@kirkland.com

Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Christopher S.C. Heasley, P.C.

E-mail: christopher.heasley@kirkland.com

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(c)             If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 6.9             Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.10             Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.11             Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 6.12             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

VITAL ENERGY, INC. a Delaware corporation

By:
Name: Jason Pigott
Title: President and Chief Executive Officer

Signature Page To Registration Rights Agreement

Tall City Property Holdings III LLC a Delaware limited liability company

By:
Name: [●]
Title: [●]

Tall City Operations III LLC a Delaware limited liability company

By:
Name: [●]
Title:[●]

Signature Page To Registration Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [____], 2023, by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Tall City Property Holdings III LLC, a Delaware limited liability company, and Tall City Operations III LLC, a Delaware limited liability company, and the Holders from time to time party thereto (as amended, supplemented, or otherwise modified from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.
2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she, or it were originally a party thereto.
3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email: